   As filed with the Securities and Exchange Commission on August  16, 2001.

                                                    Registration No. 333-_______

================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            ----------------------
                            Washington, D.C.  20549

                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                           BAXTER INTERNATIONAL INC.
                            ----------------------
            (Exact name of registrant as specified in its charter)

                          Delaware                                                          36-0781620
                -------------------------------                                -----------------------------------
               (State or other jurisdiction of                                 (I.R.S. Employer Identification No.)
                incorporation or organization)

                              One Baxter Parkway
                           Deerfield, Illinois 60015
                                (847) 948-2000
   -------------------------------------------------------------------------
   (Address, including zip code of registrant's principal executive offices)


   -------------------------------------------------------------------------

                            J. Patrick Fitzsimmons
                               Corporate Counsel
                           Baxter International Inc.
                              One Baxter Parkway
                           Deerfield, Illinois 60015
                                (847) 948-2000
   -------------------------------------------------------------------------
                     (Name, address, and telephone number,
                  including area code, of agent for service)



         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
From time to time after the effective date of this Registration Statement as determined in light of market conditions and other factors.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

     If any of the securities registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

========================================================================================================================
                                              PROPOSED           PROPOSED MAXIMUM       PROPOSED AMOUNT
TITLE OF EACH CLASS OF                      AMOUNT TO BE         MAXIMUM OFFERING        OF AGGREGATE
SECURITIES TO BE REGISTERED                  REGISTERED          PRICE PER UNIT(1)      OFFERING PRICE(1)  REGISTRATION FEE
-------------------------------------------------------------------------------------------------------------------------
1-1/4% Convertible
Debentures due 2021.................       $800,000,000                100%              $800,000,000          $200,000
-------------------------------------------------------------------------------------------------------------------------
Common Stock, no par value..........           (2)                     (3)                   (3)                  (3)
=========================================================================================================================

(1) Estimated solely for purposes of calculating the registration fee. The debentures were issued at an original issue discount price of 100 % of the principal amount, which represents an aggregate issue price of $800,000,000.

(2) Registered hereon also are an indeterminate number of shares of common stock issuable upon conversion of the debentures. The debentures are initially convertible into 15.3411 shares of common stock per $1,000 principal amount of debentures, subject to adjustments under certain circumstances. Thus, initially, the number of shares of common stock issuable upon conversion of the debentures is 12,272,894. Pursuant to Rule 416 under the Securities Act, such number of shares of common stock registered hereby shall include an indeterminate number of shares of common stock that may be issued in connection with a stock split, stock dividend, recapitalization or similar event or adjustment in the number of shares issuable as provided in the indenture governing the debentures.

(3) The shares of common stock issuable upon conversion of the debentures will be issued for no additional consideration, and therefore no registration fee is required pursuant to Rule 457(i).

________________________________________________________________________________


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

  The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

                                  PROSPECTUS
                                 $800,000,000

                                    [LOGO]

                           Baxter International Inc.
                1 1/4% Convertible Debentures due June 1, 2021

                             ---------------------

    This prospectus relates to the offering for resale of Baxter International Inc.'s 1 1/4% Convertible Debentures due June 1, 2021 and the shares of our common stock issuable upon conversion of the debentures. In this prospectus, the terms "Baxter", "we", "us", and "our" will each refer to Baxter International Inc., unless the context otherwise requires.

     We issued the debentures in a private placement in May 2001 at par. This prospectus will be used by selling securityholders to resell their debentures and shares of our common stock issuable upon conversion of their debentures. We will not receive any proceeds from sales by the selling securityholders. The debentures are unsecured unsubordinated obligations of Baxter International Inc. The debentures will accrue interest at an initial rate of 1 1/4%, which will be reset (but not below 1 1/4% or above 2 9/10%) on December 1, 2005, December 1, 2010 and December 1, 2015. We will pay interest on the debentures on June 1 and December 1 of each year. The first interest payment will be made on December 1, 2001. The debentures will not be listed on any exchange, but they are eligible for trading in The Portal(SM) Market, a subsidiary of The Nasdaq Stock Market, Inc.

     On or after June 5, 2006, we may redeem for cash all or part of the debentures that have not previously been converted or repurchased at a price equal to 100% of the principal amount of the debentures plus accrued interest up to but not including the date of redemption. Holders may require us to repurchase for cash all or part of their debentures on June 1, 2002, June 1, 2006, June 1, 2011 or June 1, 2016, at a price equal to 100% of the principal amount of the debentures plus accrued interest up to but not including the date of repurchase. In addition, upon a change of control (as defined herein), each holder may require us to repurchase for cash all or a portion of the holder's debentures.

     Holders may surrender their debentures for conversion into shares of Baxter common stock, par value $1.00 per share, at the conversion price (initially $65.1843 per share, and subject to certain adjustments) if any of the following conditions is satisfied:

     . if the closing sale price of Baxter common stock for at least 20 trading days in the 30 trading day period ending on the trading day prior to the date of surrender is more than 110% of the conversion price per share of Baxter common stock on that preceding trading day;

     .    if we have called the debentures for redemption; or

     .    upon the occurrence of specified corporate transactions.

     Our common stock is listed on the New York Stock Exchange under the symbol "BAX." On August 13, 2001, the last reported sale price for our common stock was $49.61 per share.

     Purchasing the debentures involves risks. See "Risks Related to the Debentures" beginning on page 9.

                The date of this prospectus is August __, 2001.

                               TABLE OF CONTENTS


                                                        Page
                                                       -----
Notice to Investors                                       1
------------------------------------------------------------
Where You Can Find More Information                       1
------------------------------------------------------------
Note Regarding Forward-looking
 Statements                                               2
------------------------------------------------------------
Summary                                                   4
------------------------------------------------------------
Risks Related to the Debentures                          11
------------------------------------------------------------
Price Range of Common Stock                              11
------------------------------------------------------------
Use of Proceeds                                          12
------------------------------------------------------------
Selected Financial Information                           13
------------------------------------------------------------
Description of Debentures.                               14
------------------------------------------------------------
Description of Baxter Common Stock
 and Preferred Stock                                     27
------------------------------------------------------------
Certain United States Federal
 Income Tax Considerations                               31
------------------------------------------------------------
Selling Securityholders                                  38
------------------------------------------------------------
Plan of Distribution                                     38
------------------------------------------------------------
Validity of Securities                                   40
------------------------------------------------------------
Independent Accountants                                  40
------------------------------------------------------------

                              NOTICE TO INVESTORS

     Neither the Securities and Exchange Commission ("SEC") nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED, OR INCORPORATED BY REFERENCE, IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS PROSPECTUS.

     This prospectus is part of a registration statement that we filed with the SEC utilizing a "shelf" registration process or continuous offering process. Under this shelf registration process, the selling securityholders may, from time to time, sell the securities described in this prospectus in one or more offerings.

     This prospectus provides you with a general description of the securities which may be offered by the selling securityholders. Each time a selling securityholder sells securities, the selling securityholder is required to provide you with a prospectus and a prospectus supplement containing specific information about the selling securityholder and the terms of the securities being offered. That prospectus supplement may include additional risk factors or other special considerations applicable to those securities. Any prospectus supplement may also add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under "Where You Can Find More Information."

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549 or at the SEC's regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, Suite 1300, New York, New York 10048. You may obtain further information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public over the Internet at the SEC's Web site at http://www.sec.gov. Our SEC filings are also available at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     We incorporate by reference in this prospectus the following documents filed by us with the SEC:

     .  Our Annual Report on Form 10-K for the fiscal year ended December 31,
2000;

     . Our Quarterly Reports on Form 10-Q for the quarters ended March 31, and June 30, 2001;

     . Our Current Report on Form 8-K filed with the SEC on February 28, 2001, May 1 and 22, 2001, June 27, 2001; and

     . The description of our capital stock set forth in our registration statement filed with the SEC under Section 12 of the Securities Exchange Act of 1934 (the "Exchange Act"), including any subsequent amendment or any report filed for the purpose of updating such description.

     Any statement made in a document incorporated by reference or deemed incorporated herein by reference is deemed to be modified or superseded for purposes of this prospectus if a statement contained in this prospectus or in any other subsequently filed document which also is incorporated or deemed incorporated by reference herein modifies or supersedes that statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We also incorporate by reference all documents filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering.

     Statements made in this prospectus or in any document incorporated by reference in this prospectus as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the documents incorporated by reference, each such statement being qualified in all material respects by such reference.

     We will provide a copy of these filings and any exhibits specifically incorporated by reference in these filings and a copy of the indenture and registration rights agreement referred to herein at no cost by request directed to us at the following address: Corporate Secretary, Baxter International Inc., One Baxter Parkway, Deerfield, Illinois 60015.


                   NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Statements throughout this prospectus that are not historical facts, including, but not limited to, statements in the "Summary" section of this prospectus (including material incorporated herein by reference) are forward-looking statements. These statements are based on our current expectations and involve numerous risks and uncertainties. Some of these risks and uncertainties are factors that affect all international businesses, while some are specific to us and the health care areas in which we operate.

     The factors below in some cases have affected and could affect our actual results, causing results to differ, and possibly differ materially, from those expressed in any such forward-looking statements. These factors include technological advances in the medical field, economic conditions, demand and market acceptance risks for new and existing products, technologies and health care services, the impact of competitive products and pricing, manufacturing capacity, new plant start-ups, global regulatory, trade and tax policies, continued price competition, on-going scrutiny from regulatory agencies, product development risks, including technological difficulties, ability to enforce patents and unforeseen commercialization and regulatory factors. Additionally, as discussed in Item 3.--"Legal Proceedings,'' in our Form 10-K for the year ended December 31, 2000 which is incorporated herein by reference, upon the resolution of certain legal matters, we may incur charges in excess of presently established reserves. Any such charge could have a material adverse effect on our results of operations or cash flows in the period in which it is recorded.

     International operations are subject to certain additional risks inherent in conducting business outside the United States, such as changes in currency exchange rates, price and currency exchange controls, import restrictions, nationalization, expropriation and other governmental action.

     Currency fluctuations are also a significant variable for global companies, especially fluctuations in local currencies where hedging opportunities are unreasonably expensive or unavailable. If the United States dollar strengthens significantly against most foreign currencies, our ability to realize projected growth rates in our sales and net earnings outside the United States could be negatively impacted.

     We believe that our expectations with respect to forward-looking statements are based upon reasonable assumptions within the bounds of our knowledge of our business and operations, but there can be no assurance that our actual results or performance will conform to any future results or performance expressed or implied by such forward-looking statements.

                                    SUMMARY

     The following summary may not contain all the information that may be important to you. You should read the entire prospectus, as well as the information incorporated by reference, before making an investment decision.


                  Baxter International Inc. and Subsidiaries

     We were incorporated under Delaware law in 1931. We engage in the worldwide development, manufacture and distribution of a diversified line of products, systems and services used primarily in the health care field. Throughout the rest of this Summary Business Description, "we" refers to Baxter International Inc., our parent company, together with its subsidiary companies, taken as a consolidated enterprise. We manufacture products in 27 countries and sell them in over 100 countries. Health care is concerned with the preservation of health and with the diagnosis, cure, mitigation and treatment of disease and body defects and deficiencies. Our products are used by hospitals, clinical and medical research laboratories, blood and blood dialysis centers, rehabilitation centers, nursing homes, doctors' offices and by patients, at home, under physician supervision.

     We operate as a global leader in critical therapies for life-threatening conditions. We develop, manufacture and market products and technologies related to the blood circulatory system. Our continuing operations are comprised of three segments: Medication Delivery, which develops technologies and systems to improve intravenous medication delivery and distributes medical products; BioScience, which develops biopharmaceutical and blood collection and separation products and technologies; and Renal, which develops products and provides services to treat end-stage kidney disease. Our three businesses enjoy leading positions in the medical products and services fields. Unless otherwise indicated, each of the factors discussed in this summary do not materially differ in their impact across each of our three segments.


  Medication Delivery

     We manufacture a range of products that deliver fluids and drugs to patients. These include large- and small-volume intravenous (IV) solutions, IV administration sets, premixed drugs for IV administration, reconstitution devices, IV nutrition solutions and devices, IV infusion pumps, anesthesia-delivery devices, anesthetic agents, acute-care injectible pharmaceuticals, ambulatory infusion systems and pharmacy services.

     We continue to participate in the consolidation of the global marketplace for medication-delivery products, particularly in developing markets where there are still a large number of local and regional players. We will accelerate the expansion of our higher-margin specialty products outside the United States, where currently the business has a strong base in IV sets and solutions, and will continue to develop new technologies for medication delivery through internal product development and acquisitions and alliances. We also will leverage our strength in the anesthesia marketplace to expand our position in medication delivery across the peri-operative arena -- pre-surgery, surgery and post-surgery.

     In August 2001, we acquired specified medication delivery assets of the Cook Medical Group. In 2000, we upgraded our Colleague electronic infusion pump for global use and added multiple languages for certain key markets. Worldwide placements of the Colleague pump continue to rise, with 50,000 new channels placed in 2000. Also in 2000, we introduced a new pump for post-operative pain management, called the Ipump Pain Management System, in the United States. Also programmed in multiple languages and designed for global use, we will launch the Ipump in Europe and Canada in 2001. In addition, we launched several new premixed IV drugs in 2000, including our first global premixed drug, called AGGRASTAT, a cardiac compound developed by Merck.

     Over the last two years, we have made several acquisitions intended to broaden our portfolio of medication-delivery products. These include Ohmeda Pharmaceutical Products, enhancing our offering in anesthesia; Pharmacia

& Upjohn's German-based IV and nutrition business; and the ambulatory infusion pump business of Sabratek Corporation. We also reacquired the distribution rights for the Ohmeda pharmaceutical products in Europe and Canada to serve as a base to build our specialty-product offerings in these key markets. We acquired a French company called Biodome, which has a technology for efficient, low-cost reconstitution of drugs for both injection and infusion. We also received exclusive U.S. distribution rights from Physiometrix Inc. for the PSA 4000 anesthesia monitoring system, which helps anesthesiologists monitor a patient's level of consciousness during surgery.


  BioScience

     We are a leading producer of biopharmaceuticals for the treatment of hemophilia, immune deficiencies and other life-threatening disorders. These products include coagulation factors, immune globulins, biosurgery products and vaccines. We are also a leading manufacturer of manual and automated blood-collection, processing and storage systems. These products are used by hospitals, blood banks and plasma-collection centers to collect and process blood components for therapeutic use. Therapeutic blood components are used to treat patients undergoing surgery, cancer therapy and other critical therapies.

     We will continue to grow our global leadership in biopharmaceuticals for the treatment of hemophilia and immune deficiencies by broadening our portfolio, advancing technology and increasing production capacity. Growth opportunities are presented by the tremendous need for and increasing use of these products around the world, and the continued growth of both plasma-derived and recombinant-derived therapies. We will continue to expand our pipeline of innovative biopharmaceuticals and vaccines through both internal development and acquisitions and alliances. We also continue to focus on increased production and safety of transfusion products through advanced automation, leukoreduction and pathogen inactivation.

     In 2000, we received approval in the United Kingdom for NeisVac-C, a new meningococcemia vaccine. We also received approval from the U.S. Food and Drug Administration (FDA) for a new application device for our Tisseel fibrin sealant. In the next 12 months, we expect FDA approval for a liquid form of IGIV, and European approval for a new therapeutic protein for protein C deficiency and pathogen-inactivation technology for platelets. Other products in development include a next-generation recombinant Factor VIII using a totally protein-free manufacturing process; a cell culture-derived vaccine for influenza; a new tetanus, diphtheria and acellular pertussis vaccine; a European vaccine for Lyme Disease; pathogen-inactivation technology for plasma and red cells; and a recombinant form of hemoglobin that may be used instead of blood to carry oxygen to vital organs.

     In 2000, we completed the acquisition of North American Vaccine Inc., based in Columbia, Maryland, broadening our position in the global vaccines market. We also established an equity position in British vaccine developer Acambis (formerly known as Peptide Therapeutics Group), which will better position each company to develop and commercialize their respective vaccine pipelines. In addition, we formed alliances with XOMA Ltd. for the rights to a recombinant protein for treatment of a range of diseases caused by bacteria; Arriva Pharmaceuticals (formerly known as AlphaOne Pharmaceuticals, Inc.) to co-develop a recombinant alpha 1-antitrypsin protein to treat hereditary emphysema and other respiratory diseases; and Pharming Group N.V. to collaborate on the development of a recombinant, transgenic C1 inhibitor to treat hereditary angioedema. In February 2001, we acquired Sera-Tec Biologicals, L.P., which owns and operates 80 plasma centers in 28 states and a central testing laboratory.


  Renal

     We provide a range of products and services for the treatment of kidney disease. These include products for both peritoneal dialysis (PD) and hemodialysis (HD) as well as research initiatives in xenotransplantation. We are the world's leading manufacturer of PD products, which include dialysis solutions, container systems and automated cyclers. For HD, we manufacture dialyzers and HD machines. Our Renal Therapy Services (RTS) business operates dialysis clinics in partnership with local physicians in 12 countries outside the United States, while RMS Disease Management Inc. partners with U.S. nephrologists to provide a kidney disease management program to health-care payers. Our RMS Lifeline Inc. helps to improve the delivery and outcomes of interventional renal care in the United States through dedicated outpatient centers.

     Our strategy is to continue to drive PD growth while also investing in significant expansion of HD products and services. New products will come from internal development, acquisitions, alliances and e-health initiatives. We also continue to grow our RTS business and expand our product lines globally, particularly in developing markets where many people with end-stage renal disease are currently under-treated. In addition, we intend to continue developing technology-based products and services that improve therapeutic outcomes.

     We continue to develop new PD solutions to better manage specific patient needs. One example is Extraneal, which improves the removal of excess fluids and toxins from patients with end-stage renal disease. Introduced in Europe in 1997 and approved in 28 countries, Extraneal today is being used by more than 6,000 European patients--more than a third of our European PD population--and is currently under regulatory review in the United States. Another solution, Physioneal, was introduced in Europe and began clinical trials in Japan in 2000. Also in 2000, as a result of our acquisition of Althin Medical, we began selling an HD machine globally called the Tina. We also introduced a new HD machine called Meridian in the United States. Future products include several new HD dialyzers and the Aurora home HD machine. We also are continuing research in the area of xenotransplantation.

     In March 2000, we completed our acquisition of Althin Medical AB, a leading manufacturer of HD products, based in Ronneby, Sweden. The acquisition greatly expands our product offering for HD and strengthens our position in the global HD marketplace. Our joint venture with Gambro AB of Sweden for the manufacture of dialyzers for both Baxter and Gambro at our renal-products plant in Mountain Home, Arkansas, continues to perform well, with more than 3 million dialyzers manufactured in 2000.


Recent Developments

     On May 30, 2001 we completed a two-for-one split of Baxter common stock. Shareholders of record on May 9, 2001 received one additional share of Baxter common stock for each share they held as of that date. The additional shares were distributed shortly after the end of May 2001.

                                 The Offering

Debentures.

                         $800,000,000 aggregate principal amount of our 1 1/4% Convertible Debentures due June 1, 2021.

Interest.

                         We pay interest on the debentures semi-annually on June 1 and December 1, commencing on December 1, 2001. The debentures accrue interest at an initial rate of 1 1/4% per annum, which will be reset on December 1, 2005, December 1, 2010 and December 1, 2015 at a rate per annum equal to the interest rate payable 120 days prior to such reset date on 5-year U.S. Treasury Notes minus 3.70%. In no event, however, will the interest rate be reset below 1 1/4% or above 2 9/10% per annum.

Maturity of Debentures.

                         June 1, 2021.

Conversion Rights.

                         Holders may convert their debentures into Baxter common stock if the closing sale price of the Baxter common stock for at least 20 trading days in the 30 trading day period ending on the trading day prior to the date of conversion is more than 110% of the conversion price per share of Baxter common stock at such preceding trading day. Even if the foregoing condition is not satisfied, debentures or portions of debentures in integral multiples of $1,000 principal amount called for redemption may be surrendered for conversion until the close of business that is two days prior to the redemption date. In addition, if we make a significant distribution to holders of our Baxter common stock or if we are a party to specified consolidations, mergers or transfers or leases of all or substantially all of our assets, holders may surrender debentures for conversion as provided in "DESCRIPTION OF DEBENTURES-- Conversion Rights." The ability to surrender debentures for conversion will expire at the close of business on June 1, 2021, unless the debentures previously have been redeemed or purchased.

                         We have the option to designate a financial institution to which debentures surrendered for conversion by a holder of debentures will be initially offered by the conversion agent for exchange in lieu of us converting those debentures. In order to accept debentures surrendered for conversion, the designated institution must agree to exchange for those debentures a number of shares of Baxter common stock equal to the number of shares the holder of those debentures would receive upon conversion, plus cash for any fractional shares. If the designated institution declines to accept for exchange any debentures in whole or in part, or if the designated institution agrees to accept any debentures for exchange but does not timely deliver the related shares of Baxter common stock, those debentures or parts of debentures will be converted.

Ranking.

                         The debentures are our unsecured unsubordinated obligations and rank equal in right of payment with all of our existing and future unsecured and unsubordinated indebtedness. The debentures are effectively subordinated to third party indebtedness of our subsidiaries. The indenture for the debentures does not contain restrictions on the incurrence of indebtedness, including additional senior indebtedness, by us or our subsidiaries.

Sinking Fund.

                         None.

Redemption of Debentures at the Option of Baxter.

                         We may redeem all or a portion of the debentures for cash at any time on or after June 5, 2006, at a price equal to 100% of the principal amount of the debentures plus accrued interest up to but not including the date of redemption. See "DESCRIPTION OF DEBENTURES-- Redemption of Debentures at the Option of Baxter."

Purchase of the Debentures at the Option of the Holder.

                         Holders may require us to purchase for cash all or a portion of their debentures on June 1, 2002, June 1, 2006, June 1, 2011 and June 1, 2016 for a price equal to 100% of the principal amount of the debentures being repurchased, together with interest to, but excluding, the date of repurchase. See "DESCRIPTION OF DEBENTURES- -Purchase of Debentures at the Option of the Holder."

Change of Control.

                         If a change of control (as defined herein) occurs, each holder of debentures will have the right, at the holder's option, to require us to repurchase all or a portion of such holder's debentures at a purchase price equal to 100% of the principal amount thereof, plus accrued interest.

Events of Default.

                         If there is an event of default on the debentures, the principal amount of the debentures plus accrued interest may be declared immediately due and payable. These amounts automatically become due and payable in certain circumstances.

Use of Proceeds.

                         We will receive no net proceeds from the resale of the debentures being registered hereby.

DTC Eligibility.

                         The debentures were issued in book-entry form and are represented by permanent global certificates deposited with a custodian for and registered in the name of a nominee of The Depository Trust Company ("DTC") in New York, New York. Beneficial interests in any such securities will be shown on, and transfers will be effected only through, records maintained by DTC and its direct and indirect participants and any such interest may not be exchanged for certificated securities, except in limited circumstances. See "DESCRIPTION OF DEBENTURES--Book-Entry Delivery and Form."

United States Federal Income Tax Considerations.

                         We will treat the debentures as indebtedness subject to the U.S. Treasury regulations governing contingent payment debt instruments. Each holder will agree, for U.S. federal income tax purposes, to treat the debentures as "contingent payment debt instruments" and to be bound by our application of the Treasury Regulations that govern contingent payment debt instruments, including our determination that the rate at which interest will be deemed to accrue for federal income tax purposes will be 6.1%, which is the rate comparable to the rate at which we have determined we would borrow on a noncontingent, nonconvertible borrowing with terms and conditions otherwise comparable to the debentures (including the level of subordination, term, timing of payments and general market conditions). Accordingly, each holder will be required to accrue interest on a constant yield to maturity basis at that rate, with the result that holder will recognize taxable income significantly in excess of any cash received while the debentures are outstanding. In addition, a holder will recognize ordinary income upon a conversion of a debenture into our common stock equal to the excess, if any, between the value of our common stock received on the conversion and the sum of the original purchase price of the holder's debenture and accrued but unpaid interest. However, there is some uncertainty as to the proper application of the Treasury regulations that govern contingent payment debt instruments to a holder of a debenture, and if our treatment were successfully challenged by the Internal Revenue Service, it might be determined that, among other differences, a holder should have accrued interest income at a lower rate, should not have recognized ordinary income upon the conversion, and should have recognized capital rather than ordinary income or loss upon a taxable disposition of its debenture.

                         HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE TAX TREATMENT OF THE DEBENTURES AND WHETHER A PURCHASE OF THE DEBENTURES IS ADVISABLE IN LIGHT OF THE AGREED UPON TAX TREATMENT AND THE HOLDER'S PARTICULAR TAX SITUATION.

Resale Registration.

                         The debentures and the shares of Baxter common stock issuable upon conversion of the debentures are being registered under the Securities Act on the registration statement to which this prospectus relates. Until they are so registered, the debentures and such shares of Baxter common stock may not be offered or sold except pursuant to an exemption from or in transactions not subject to the registration requirements of the Securities Act and applicable state laws.

Registration Rights.

                         We agreed to, and do hereby, file with the Securities and Exchange Commission ("SEC") a shelf registration statement for the resale of the debentures and Baxter common stock issuable upon conversion of the debentures under a registration rights agreement. Upon our failure to comply with certain of our obligations under the registration rights agreement, additional interest will be payable on the debentures. See "DESCRIPTION OF DEBENTURES--Registration Rights."

                        RISKS RELATED TO THE DEBENTURES

  Prospective investors should carefully consider the following information with the other information contained in this offering circular before purchasing the debentures.

An active trading market for the debentures may not develop.

  We cannot assure you that an active trading market for the debentures will develop or as to the liquidity or substainability of any such market, the ability of holders to sell their debentures or the price at which holders of the debentures will be able to sell their debentures. Future trading prices of the debentures will depend on many factors, including, among other things, prevailing interest rates, our operating results, the price of our common stock and the market for similar securities.

We may not be able to raise the funds necessary to finance a change in control purchase or a purchase at the option of the holder.

  Holders of the debentures may require us to purchase their debentures for cash on June 1, 2002, June 1, 2006, June 1, 2011 and June 1, 2016 and upon the occurrence of specific kinds of changes of control as described herein. It is possible that we would not have sufficient funds at that time to make the required purchase of debentures with cash. See "DESCRIPTION OF DEBENTURES-- Purchase of Debentures at the Option of the Holder" and "--Repurchase at Option of Holder Upon a Change of Control."


                          PRICE RANGE OF COMMON STOCK

  The common stock of Baxter International Inc. is quoted on the New York Stock Exchange under the symbol "BAX." The following table sets forth, for the periods indicated, the high and low sales prices, which, except for the second and third quarters of 2001, have not been adjusted to reflect the two-for-one stock split effective on May 30, 2001:

-----------------------------------------------------------------
                                                High       Low
                                              --------  ---------
-----------------------------------------------------------------
1999
-----------------------------------------------------------------
First Quarter...............................    $72.82    $ 59.17
-----------------------------------------------------------------
Second Quarter..............................     66.00      57.25
-----------------------------------------------------------------
Third Quarter...............................     67.91      55.16
-----------------------------------------------------------------
Fourth Quarter..............................     66.72      54.44
-----------------------------------------------------------------
2000
-----------------------------------------------------------------
First Quarter...............................    $64.92    $ 49.59
-----------------------------------------------------------------
Second Quarter..............................     72.06      55.50
-----------------------------------------------------------------
Third Quarter...............................     85.63      67.50
-----------------------------------------------------------------
Fourth Quarter..............................     90.25      62.06
-----------------------------------------------------------------
2001
-----------------------------------------------------------------
First Quarter...............................    $95.20    $ 80.13
-----------------------------------------------------------------
Second Quarter..............................     54.31     43.550
-----------------------------------------------------------------
Third Quarter (through August __, 2001).....
-----------------------------------------------------------------

                                USE OF PROCEEDS

  We will receive no net proceeds from any resales of the debentures registered under this prospectus. Our net proceeds from the original issuance/private placement of the debentures in May 2001 were approximately $791,900,000.

                        SELECTED FINANCIAL INFORMATION

Selected Financial Data

  The following table sets forth our selected consolidated financial information for the fiscal years ended December 31, 2000, 1999, 1998, 1997, and 1996 and the six months ended June 30, 200l and 2000. The information for the fiscal years ended December 31, 2000, 1999, 1998, 1997, and 1996 was derived from our audited Consolidated Financial Statements. The information for the six months ended
June 30, 2001 and 2000 was derived from our unaudited Condensed Consolidated Financial Statements contained in our Quarterly Report on Form 10-Q filed with the SEC on August 9, 2001.

  The financial data below is only a summary. It should be read in conjunction with our historical Consolidated Financial Statements and related notes contained in the annual, quarterly and other reports filed by us with the SEC and incorporated by reference into this offering circular.

                                                                                                As of or for the
                                                                                                ----------------
                                                                                                      six
                                                                                                      ---
                                                                                                  months ended
                                                                                                  ------------
                                              As of or for the years ended December 31,              June 30,
                                              -----------------------------------------              --------
------------------------------------------------------------------------------------------------------------------
                                       2000/1,2/    1999/5/    1998/3/    1997/4/    1996/2/    2001/5/  2000/1,2/
                                       ---------    -------    -------    -------    -------    -------  ---------
------------------------------------------------------------------------------------------------------------------
                                                     (amounts in millions, except for per share data)
------------------------------------------------------------------------------------------------------------------
Income Statement Data
------------------------------------------------------------------------------------------------------------------
 Net sales.......................        $6,896      $6,380     $5,706     $5,259     $4,583     $3,627     $3,277
------------------------------------------------------------------------------------------------------------------
 Income from continuing
  operations.....................        $  738      $  779     $  275     $  371     $  505     $  467     $  237
------------------------------------------------------------------------------------------------------------------
 Income from continuing
   operations per common
   share/6/:
------------------------------------------------------------------------------------------------------------------
   Basic.........................        $ 1.26      $ 1.34     $ 0.49     $ 0.67     $ 0.93     $ 0.79     $ 0.41
------------------------------------------------------------------------------------------------------------------
   Diluted.......................        $ 1.24      $ 1.32     $ 0.48     $ 0.66     $ 0.91     $ 0.77     $ 0.40
------------------------------------------------------------------------------------------------------------------
Balance Sheet Data
------------------------------------------------------------------------------------------------------------------
 Total assets....................        $8,733      $9,644     $9,873     $8,511     $7,407     $9,282     $8,787
------------------------------------------------------------------------------------------------------------------
 Long-term debt and lease
  obligations....................        $1,726      $2,601     $3,096     $2,635     $1,695     $2,378     $2,355
------------------------------------------------------------------------------------------------------------------
Other Data
------------------------------------------------------------------------------------------------------------------
 Cash dividends
  declared per common
  share/6/.......................        $0.582      $0.582     $0.582     $0.570     $0.585     $   --     $   --
---------------------------------------------------------------------------------------------------------------------

1 Income from continuing operations includes a charge for in-process research and development and acquisition related costs of $286 million in the second quarter and income from litigation of $29 million in the fourth quarter.
2 Certain balance sheet and other data are affected by the spin-off of Edwards Lifesciences Corporation in 2000 and the spin off of Allegiance Corporation in 1996.
3 Income from continuing operations includes charges for in-process research and development, net litigation, and exit and other reorganization costs of $116 million, $178 million and $122 million, respectively.
4 Income from continuing operations includes a charge for in-process research and development of $220 million.
5    Before cumulative effect of accounting change.
6 On February 27, 2001, Baxter's board of directors approved a 2 for 1 stock split of the company's common shares. This approval was subject to shareholder approval of an increase in the number of authorized shares of common stock, which was received at the company's annual meeting on May 1, 2001. On May 30, 2001, shareholders of record on May 9, 2001 received one additional share of Baxter common stock for each share held on May 9, 2001. All per share data has been adjusted and restated to reflect the stock split.

                           DESCRIPTION OF DEBENTURES

  The debentures were issued under an Indenture, dated as of May 21, 2001 (the "Indenture"), between us and Bank One Trust Company, N.A., as trustee (the "Trustee"). A copy of the Indenture may be obtained from us upon written request. The statements under this caption relating to the Indenture and the debentures are summaries and do not purport to be complete. Such summaries make use of certain terms defined in the Indenture and are qualified in their entirety by express reference to the Indenture. The terms of the debentures also include those made a part of the Indenture by reference to the Trust Indenture Act of 1939. For purposes of this section, the terms "we," "us," "our" and the "Company" means only Baxter International Inc. and not its subsidiaries.

General

  The debentures are our general unsecured unsubordinated obligations limited to an aggregate principal amount of $800,000,000. The debentures bear interest from the closing date of the private placement (May 21, 2001) at the initial rate of 1 1/4% per annum, and will mature on June 1, 2021 (unless earlier redeemed at our option, converted into Baxter common stock at the option of the holder or repurchased by us at the option of the holder). Interest will be payable semi-annually on June 1 and December 1, commencing December 1, 2001, to the registered holders of record on the preceding May 15 and November 15, respectively. Interest will be calculated on the basis of a 360-day year of twelve 30-day months. On December 1, 2005, December 1, 2010 and December 1, 2015 the interest rate on the debentures will be reset to a rate per annum equal to the interest rate payable 120 days prior to such reset date on 5-year U.S. Treasury Notes minus 3.70%. However, in no event will the interest rate be reset below 1 1/4% or above 2 9/10% per annum.

  See "--Book-Entry Delivery and Form" for information regarding the form, documents and mechanics for transferring the debentures.

  The Indenture does not contain any restrictions on the payment of dividends or the repurchase of our securities or any financial covenants. The Indenture will contain no covenants or other provisions to afford protection to holders of debentures in the event of a highly leveraged transaction or a change in control of the Company except to the extent described under "--Repurchase at Option of Holder Upon a Change in Control."

Conversion Rights

 General

  Holders may surrender debentures for conversion into shares of Baxter common stock at a conversion price of $65.1843 per share (after giving effect to a two-for-one stock split effective on May 30, 2001) if any of the following conditions is satisfied:

  . if the closing sale price of the Baxter common stock for at least 20 trading days in the 30 trading day period ending on the trading day prior to the day of surrender is more than 110% of the conversion price per share of Baxter common stock at such preceding trading day;

  .  if we have called the debentures for redemption; or

  .  upon the occurrence of specified corporate transactions.

  We describe each of these conditions in greater detail below.

 Conversion Upon Satisfaction of Market Price Condition

  Holders may surrender debentures for conversion into shares of Baxter common stock if the closing sale price of the Baxter common stock on the New York Stock Exchange, or if the shares are not then quoted on the New York Stock Exchange, such other principal national securities exchange on which the Baxter common stock is listed, for at least 20 trading days in a period of 30 consecutive trading days ending on the trading day prior to the day of surrender, exceeds 110% of the conversion price per share of Baxter common stock on that preceding trading day.

  The conversion agent will, on our behalf, determine daily if the debentures are convertible and will notify us and the trustee accordingly.

 Conversion Upon Notice of Redemption

  A holder may surrender for conversion a debenture called for redemption at any time prior to the close of business on the day that is two business days prior to the redemption date, even if it is not otherwise convertible at such time. If a holder has already delivered a purchase notice or change of control purchase notice with respect to a debenture, however, the holder may not surrender that debenture for conversion until the holder has withdrawn the notice in accordance with the Indenture.

 Conversion Upon Specified Corporate Transactions

  Even if the market price contingency described above under "--Conversion Rights--Conversion Upon Satisfaction of Market Price Condition" has not occurred, if we elect to distribute to all holders of Baxter common stock:

  . certain rights or warrants entitling them to subscribe for or purchase Baxter common stock at less than the current market price (as defined in the Indenture) on the record date for such issuance (excluding purchase rights governed by our stockholder rights plan) or

  . cash, debt securities (or other evidence of indebtedness) or other assets (excluding dividends or distributions described in clauses (i), (ii) or (v) of the description below of adjustments to the conversion price), which distribution has a per share value exceeding 15% of the current market price of Baxter common stock as of the trading day immediately preceding the declaration date for such distribution, we must notify the holders of debentures at least 20 days prior to the ex-dividend date for such distribution. Once we have given such notice, holders may surrender their debentures for conversion at any time until the earlier of the close of business on the business day prior to the ex-dividend date or our announcement that such distribution will not take place.

  In addition, if we are party to a consolidation, merger or transfer or lease of all or substantially all of our assets pursuant to which our Baxter common stock would be converted into cash, securities or other assets, a holder may surrender debentures for conversion at any time from and after the date which is 15 days prior to the anticipated effective date of the transaction until 15 days after the actual date of such transaction. If we are a party to a consolidation, merger or transfer or lease of all or substantially all of our assets pursuant to which Baxter common stock is converted into cash, securities or other assets, then at the effective time of the transaction, the right to convert a debenture into Baxter common stock will be changed into a right to convert it into the kind and amount of cash, securities or other property which the holder would have received if the holder had converted its debenture immediately prior to the transaction (assuming, in a case in which our stockholders may exercise rights of election, that a holder of debentures would not have exercised any rights of election as to the stock, other securities or other property or assets receivable in connection therewith and received per share the kind and amount received per share by a plurality of nonelecting shares). If the transaction also constitutes a "Change of Control," as defined below, the holder can require us to purchase all or a portion of its debentures as described under "--Repurchase at Option of Holder Upon a Change of Control."

  The right of conversion attaching to any debenture may be exercised (a) if such debenture is represented by a global debenture, by book-entry transfer to the conversion agent (which will initially be the Trustee) through the facilities of DTC, or (b) if such debenture is represented by a definitive debenture, by delivery of such debenture at the specified office of the conversion agent, accompanied, in either case, by a duly signed and completed notice of conversion and appropriate endorsements and transfer documents if required by the conversion agent. The conversion date shall be the date on which the debenture and all of the items required for conversion shall have been so delivered and the requirements for conversion have been met. A holder delivering a debenture for conversion will be required to pay any taxes or duties payable in respect of the issue or delivery of the Baxter common stock upon conversion in a name other than that of the holder.

  The conversion privilege and price will be subject to adjustment upon the occurrence of certain events, including (i) the issuance of our capital stock as a dividend (or other distribution) on the Baxter common stock, (ii) the distribution to all holders of Baxter common stock of rights or warrants entitling them to subscribe for or purchase Baxter common stock at less than the current market price (as defined in the Indenture) on the record date for such issuance, (iii) subdivisions, combinations and certain reclassifications of Baxter common stock, (iv) certain distributions to all holders of Baxter common stock of cash, debt securities (or other evidence of indebtedness) or other assets (excluding dividends or distributions described in clauses (i) or (ii) above or (v) below), (v) a dividend or other distribution consisting exclusively of cash to all holders of Baxter common stock, excluding (A) cash dividends that do not exceed the per share amount of the immediately preceding regular cash dividend (as adjusted to reflect any of the events referred to in clauses (i) through (vi) of this sentence) and (B) cash dividends to the extent that the annualized per share amount thereof does not exceed 15% of the current market price of Baxter common stock as of the trading day immediately preceding the date of declaration of such dividend, and (vi) payment to holders of Baxter common stock in respect of a tender or exchange offer (other than an odd-lot offer) by us or any of our subsidiaries for Baxter common stock at a price in excess of 110% of the current market price of Baxter common stock on the last date tenders or exchanges may be made pursuant to such tender or exchange offer.

  On February 27, 2001, the Board of Directors of Baxter approved a two-for-one split of the Baxter common stock. This approval was subject to shareholder approval of the authorization of additional shares, which was received at our annual meeting on May 1, 2001. Shareholders of record at the close of business on May 9, 2001 received one additional share of Baxter common stock for each share they held as of the record date. The additional shares were distributed as of May 30, 2001. The conversion price for the debentures reflects this stock split.

  No adjustment in the conversion price will be required unless such adjustment would require a change of at least 1% in the conversion price then in effect; provided that any adjustment that would otherwise be required to be made shall be earned forward and taken into account in any subsequent adjustment. We from time to time may voluntarily reduce the conversion price for a period of at least 20 days. Fractional shares of Baxter common stock will not be issued upon conversion, but, in lieu thereof, we will issue a check for the current market value of such fractional shares rounded to the nearest cent based upon the market price of the Baxter common stock. No payment or adjustment will be made for interest accrued on a converted debenture or for dividends or distributions on any Baxter common stock issued upon conversion of any debenture.

 Exchange In Lieu of Conversion

  We have the option to designate a financial institution to which debentures surrendered for conversion by a holder of debentures will be initially offered by the conversion agent for exchange in lieu of our converting the debentures. When a holder surrenders debentures for conversion, the conversion agent will cause the debentures first to be offered to a financial institution chosen by us for exchange in lieu of conversion. We expect that when the debentures are convertible, the designated institution will submit to the conversion agent a non-binding offer to accept debentures surrendered for conversion. In order to accept debentures surrendered for conversion, the designated institution must agree to exchange for such debentures a number of shares of Baxter common stock equal to the number of such shares the holder of such debentures would receive upon conversion, plus cash for any fractional shares. If the institution accepts any such debentures, it will deliver the appropriate number of share of Baxter common stock to the conversion agent and the conversion agent will deliver those shares to the holder who surrendered the debentures. The designation of an institution to which debentures may be submitted for exchange does not require the institution to accept any debentures from the conversion agent. If the designated institution declines to accept any debentures in whole or in part, those debentures or parts of debentures will be converted into shares of Baxter common stock as the close of business on the business day following the business day on which the debentures are surrendered for conversion. If the designated institution agrees to accept any debentures for exchange but does not timely deliver the related common shares, the debentures will be converted and the shares of Baxter common stock will be delivered. Any debentures accepted for exchange by the designated institution will remain outstanding.

  We anticipate that we will initially designate Credit Suisse First Boston Corporation as the institution to which offers described above will be made, although we may change this designation at any time.

Redemption of Debentures at the Option of Baxter

  Prior to June 5, 2006, we cannot redeem the debentures at our option. Beginning on June 5, 2006, we may redeem the debentures, in whole at any time, or in part from time to time for cash at a price equal to 100% of the principal amount of the debentures plus accrued interest up to but not including the date of redemption. We will give not less than 20 days nor more than 60 days notice of redemption by mail to holders of debentures.

  Holders may convert debentures or portions of debentures called for redemption even if the market price contingency described under "--Conversion Rights" has not occurred, until the close of business on the day that is two business days prior to the redemption date.

  If we redeem less than all of the outstanding debentures, the Trustee shall select the debentures to be redeemed on a pro rata basis in principal amounts of $1,000 or integral multiples of $1,000. If a portion of a holder's debentures is selected for partial redemption and the holder converts a portion of the debentures, the converted portion shall be deemed to be the portion selected for redemption.

Purchase of Debentures at the Option of the Holder

  On June 1, 2002, June 1, 2006, June 1, 2011 and June 1, 2016, each holder may require us to purchase any outstanding debentures for which such holder has properly delivered and not withdrawn a written purchase notice, subject to certain additional conditions. Holders may submit their debentures for purchase to the paying agent at any time from the opening of business on the date that is 20 business days prior to the purchase date until the close of business on the fifth business day prior to the purchase date.

  We will purchase each outstanding debenture for which such holder has properly delivered and not withdrawn a written purchase notice at a purchase price equal to 100% of the principal amount of such debenture, together with accrued and unpaid interest up to but not including the redemption date, if any. If the purchase date is on or after an interest record date but on or prior to the related interest payment date, interest will be paid to the record holder on the relevant record date.

  For a discussion of the tax treatment of a holder receiving cash on the repurchase of debentures, see "CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES--U.S. Holders--Sale, Exchange, Conversion or Redemption."

   Required Notices and Procedure

     On a date not less than 20 business days prior to each purchase date, we will be required to give notice to all holders at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law, stating, among other things, the procedures that holders must follow to require us to purchase their debentures.

     The purchase notice given by each holder electing to require us to purchase debentures must be given so as to be received by the paying agent no later than the close of business on the fifth business day prior to the purchase date and must state:

     . the certificate numbers of the holder's debentures to be delivered for purchase;

     .    the aggregate principal amount of debentures to be purchased; and

     . that the debentures are to be purchased by us pursuant to the applicable provisions of the debentures.

     A holder may withdraw any purchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business on the second business day prior to the purchase date. The notice of withdrawal shall state:

     .    the certificate numbers of the debentures being withdrawn;

     .    the aggregate principal amount of the debentures being withdrawn; and

     . the aggregate principal amount, if any, of the debentures that remain subject to the purchase notice.

     In connection with any purchase offer, we will:

     . comply in all material respects with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Securities Exchange Act of 1934 which may then apply; and file a Schedule to, if required, or any other required schedule under the Exchange Act.

     Our obligation to pay the purchase price for a debenture as to which a purchase notice has been delivered and not validly withdrawn is conditioned upon the holder delivering the debenture, together with necessary endorsements, to the paying agent at any time after delivery of the purchase notice. We will cause the purchase price for the debenture to be paid promptly following the later of the purchase date or the time of delivery of the debenture.

     If the paying agent holds money or securities sufficient to pay the purchase price of the debenture on the business day following the purchase date in accordance with the terms of the Indenture, then, immediately after the purchase date, the debenture will cease to be outstanding and interest on such debenture will cease to accrue, whether or not the debenture is delivered to the paying agent. After the debenture ceases to be outstanding, all other rights of the holder shall terminate, other than the right to receive the purchase price upon delivery of the debenture.

     The terms of our then-existing borrowing agreements may limit our ability to purchase debentures.

     We may not purchase any debentures at the option of holders if an event of default with respect to the debentures, other than a default in the payment of the purchase price with respect to such debentures, has occurred and is continuing.


Repurchase at Option of Holder Upon a Change of Control

     If a change of control (as defined below) occurs, each holder of debentures shall have the right, at the holder's option, to require us to repurchase all of such holder's debentures, or any portion thereof that is an integral multiple of $1,000, on the date (the "Repurchase Date'') selected by us that is not less than 10 nor more than 30 days after the Final Surrender Date (as defined below), at a price equal to 100% of the principal amount of the debentures, plus accrued interest to the Repurchase Date.

     Unless we shall previously have called for redemption of all of the debentures, within 30 days after the occurrence of a change of control, we are obligated to deliver to the Trustee and mail (or cause the Trustee to mail) to all holders of record of the debentures a notice (the "Company Notice'') describing, among other things, the occurrence of such change of control and of the repurchase right arising as a result thereof. We must cause a copy of the Company Notice to be published in a newspaper of general circulation in the Borough of Manhattan, The City of New York. To exercise the repurchase right, a holder of debentures must, on or before the date which is subject to any contrary requirements of applicable law, 60 days after the date of mailing of the Company Notice (the "Final Surrender Date''), give irrevocable written notice of the holder's exercise of such right and surrender the debentures (if such debenture is represented by a global debenture, by book-entry transfer to the conversion agent through the facilities of DTC) with respect to which the right is being exercised, duly endorsed for transfer to us, at any place where principal is payable. The submission of such notice together with such debentures pursuant to the exercise of a repurchase right will be irrevocable on the part of the holder (unless we fail to repurchase the debentures on the repurchase date) and the right to convert the debentures will expire upon such submission.

     The term "change of control'' shall mean any of the following:

     . any person, including our affiliates and associates, other than us, our subsidiaries or their employee benefit plans, files a Schedule 13D or Schedule TO, or any successor schedule, form or report, under the Exchange Act, disclosing that such person has become the beneficial owner of 50% or more of the voting power of our common stock or other capital stock into which our common stock is reclassified or changed, with certain exceptions; or

     . any share exchange, consolidation or merger is consummated pursuant to which our common stock would be converted into cash, securities or other property, in each case other than any share exchange, consolidation or merger of our company in which the holders of our common stock immediately prior to the share exchange, consolidation or merger have, directly or indirectly, at least a majority of the total voting power in the aggregate of all classes of capital stock of the continuing or surviving corporation immediately after the share exchange, consolidation or merger.

     The right to require us to repurchase the debentures as a result of the occurrence of a change of control could create an event of default under our future senior indebtedness. Failure by us to repurchase the debentures when required will result in an Event of Default (as defined below) with respect to the debentures.

     The holders' repurchase right upon the occurrence of a change of control could, in certain circumstances, make more difficult or discourage a potential takeover of us and, thus, removal of incumbent management. The change of control repurchase right, however, is not the result of management's knowledge of any specific effort to accumulate shares of Baxter common stock or to obtain control of us by means of a merger, tender offer, solicitation or otherwise. Instead, the change of control purchase feature is a standard term contained in other similar debt offerings and the terms of such feature have resulted from negotiations between us and the initial purchasers.

     We could in the future enter into certain transactions including highly leveraged recapitalizations, that would not constitute a change of control and would, therefore, not provide the holders with the protection of requiring us to repurchase the debentures.

     Rule 13e-4 under the Exchange Act requires the dissemination of certain information to security holders in the event of an issuer tender offer and may apply in the event that the repurchase option becomes available to holders of the debentures. We will comply with this rule to the extent applicable at that time.


Events of Default and Notice Thereof

     The following are Events of Default: (a) a default in the payment of any interest on any debenture continues for 30 days or more after such payment is due, (b) a default in the payment of principal of or premium, if any, on any debenture or of the repurchase price in respect of any debenture when due, (c) a default in the performance of any other of our covenants or agreements in the Indenture that continues for 60 days after written notice to us by the Trustee or the holders of at least 25% in principal amount of outstanding debentures,
(d) failure by us to make any payment when due, including any applicable grace period, in respect of our indebtedness for borrowed money, which payment is in an amount in excess of $50 million, (e) default by us with respect to any of our indebtedness for borrowed money, which default results in acceleration of any such indebtedness which is in an amount in excess of $50 million, and (f) certain events of bankruptcy, insolvency or reorganization.

     If an Event of Default shall occur and be continuing and if it is known to the Trustee, the Trustee is required to mail to each holder of the debentures a notice of the Event of Default within 90 days after such default occurs. Except in the case of a default in payment of the principal of or premium, if any, or interest on any debenture, the Trustee may withhold the notice if and so long as the Trustee in good faith determines that withholding the notice is in the interests of the holders of the debentures.

     If an Event of Default shall occur and be continuing, the Trustee or the holders of not less than 25% in principal amount of outstanding debentures may declare the principal of, and accrued interest on, all the debentures to be due and payable immediately. If the Event of Default relates to bankruptcy, insolvency or reorganization, the debentures shall automatically become due and payable immediately, subject to applicable law.

     Holders of the debentures may not enforce the Indenture or debentures except as provided in the Indenture. Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any holders of the debentures, unless the holders shall have offered the Trustee indemnity reasonably satisfactory to it. Subject to the indemnification provisions and certain limitations contained in the Indenture, the holders of a majority in principal amount of the debentures at the time outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. Those holders may, in certain cases, waive any default except a default in payment of principal of, or premium, if any, or interest on, any debenture or a failure to comply with certain provisions of the Indenture relating to conversion of the debentures.

     We are required to furnish the Trustee annually with a certificate as to its compliance with the conditions and covenants provided for in the Indenture.


Definitions

     The following terms are defined in the Indenture.

     The term Consolidated Net Tangible Assets is defined to mean the total amount of assets which would be included on a consolidated balance sheet of the Company and its Subsidiaries under generally accepted accounting principles (less applicable reserves and other properly deductible items) after deducting therefrom: (i) all short-term liabilities and liability items, except for indebtedness payable by its terms more than one year from the date of incurrence thereof (or renewable or extendible at the option of the obligor for a period ending more than one year after such date of incurrence thereof (or renewable or extendible at the option of the obligor for a period ending more than one year after such date of incurrence) and (ii) all goodwill, trade names, trademarks, patents, unamortized debt discount, unamortized expense incurred in the issuance of debt, and other like intangibles (except prepaid royalties).

     The term Principal Facility is defined to include any manufacturing plant, warehouse, office building or parcel of real property owned by the Company, or any Restricted Subsidiary, that has a gross book value of in excess of 2% of Consolidated Net Tangible Assets other than any such property which, in the opinion of the Board of Directors, is not of material importance to the business conducted by the Company and its Subsidiaries taken as a whole.

     The term Restricted Subsidiary is defined to include any corporation in which the Company owns voting securities entitling it to elect a majority of the directors and which either is designated a Restricted Subsidiary in accordance with the Indenture or (i) existed as such on the date of the Indenture or is the successor to, or owns, any equity interest in, a corporation which so existed,
(ii) has its principal business and assets in the United States (including Puerto Rico and other territories and possessions), (iii) such business is other than the obtaining of financing in capital markets outside the United States or the financing of the acquisition or disposition of real or personal property or dealing in real property for residential or office building purposes, and (iv) does not have assets substantially all of which consist of the securities of one or more corporations which are not Restricted Subsidiaries.

     The term Sale and Leaseback Transaction is defined to include a sale or transfer made by the Company or a Restricted Subsidiary of any Principal Facility which has been in operation, use or commercial production (or in the case of a parcel of real property, has been owned) by the Company or any Restricted Subsidiary for more than 120 days prior to such sale or transfer if such sale or transfer is made with the intention of leasing such Principal Facility to the Company or a Restricted Subsidiary, except (i) a lease for a period of not exceeding 36 months and (ii) a lease that secures or relates to certain governmental obligations issued in connection with the financing of the cost of construction or acquisition of much Principal Facility.

     The term Secured Debt is defined to include any indebtedness for borrowed money of the Company or any Restricted Subsidiary which is secured by (i) a Security Interest in any Principal Facility or portion thereof or (ii) a Security Interest in shares of stock owned by the Company in Restricted Subsidiary or in indebtedness for money borrowed by a Restricted Subsidiary from the Company or another Restricted Subsidiary. The securing in the foregoing manner of any debt which immediately prior thereto was not Secured Debt shall be deemed to be the creation of Secured Debt at the time such security is given.

     The term Superior Indebtedness is defined to include any obligation of the Company or any Restricted Subsidiary which (i) as of the date of it. creation, was or may be payable by its terms more than one year from the date of incurrence thereof, (ii) under generally accepted accounting principles should be shown as a liability on a consolidated balance sheet of the Company, and
(iii) in the case of such an obligation of the Company, is not subordinate and junior in right of payment to the prior payment of the debentures.


Restriction on Secured Debt

     The Indenture provides that the Company will not, and will not cause or permit a Restricted Subsidiary to, create, incur, assume or guarantee any Secured Debt unless the debentures will be secured equally and ratably with (or prior to) such Secured Debt, with certain exceptions. Among permitted Secured Debt is indebtedness secured by (i) certain Security Interests to secure payment of the cost of acquisition, construction, development or improvement of property, (ii) Security Interests on property at the time of its acquisition by the Company or a Restricted Subsidiary, which Security Interests secure obligations assumed by the Company or a Restricted Subsidiary, or on the property or on the outstanding shares of indebtedness of a corporation at the time it becomes a Restricted Subsidiary or is merged into the Company or a Restricted Subsidiary or the Company or a Restricted Subsidiary acquires the properties of such corporation substantially as an entirety, (iii) Security Interests arising from conditional sales agreements or title retention agreements, with respect to property acquired by the Company or any Restricted Subsidiary, (iv) Security Interests securing governmental obligations issued in connection with the financing of the cost of construction or acquisition of a Principal Facility, (v) Security Interests securing indebtedness of a Restricted Subsidiary owing to the Company or to another Restricted Subsidiary, (vi) mechanics' and other statutory liens in respect of obligations not due or being contested, (vii) liens for taxes not yet delinquent or being contested in good faith, (viii) judgment liens arising in connection with legal proceedings so long as such proceedings are being contested and execution is stayed, (ix) certain landlords' liens on fixtures, (x) the extension of existing Security Interests on Principal Facilities to additions, extensions or improvements, (xi) certain Security Interests in favor, or made at the request, of governmental bodies, and (xii) Security Interests by reason of deposits to qualify the Company or a Restricted Subsidiary to conduct business or to maintain self-insurance. Additionally, such permitted Secured Debt includes any extension, renewal or refunding, in whole or in part, of any Secured Debt permitted at the time of the original incurrence thereof.

     In addition to the foregoing, the Company and its Restricted Subsidiaries may create, incur, assume or guarantee Secured Debt, without equally and ratably securing the debentures, if the sum of (i) the amount of Secured Debt entered into after the date at the Indenture and otherwise prohibited by the Indenture plus (ii) the aggregate present value of Sale and Leaseback Transactions entered into after the data of the Indenture and otherwise prohibited by the Indenture does not exceed 5% of Consolidated Net Tangible Assets.


Restrictions on Sale and Leaseback Transactions

     The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, enter into any Sales and Leaseback Transaction, unless
(i) the Company or such Restricted Subsidiary would be entitled to incur Secured Debt permitted by the Indenture only by reason of the provision described in the preceding paragraph equal in amount to the value of the Sale and Leaseback Transaction without equally and ratably securing the debentures or (ii) the Company or a Restricted Subsidiary applies or commits to apply an amount equal to the net proceeds of the property sold pursuant to the Sales and Leaseback Transaction (a) to the acquisition, construction or improvement of a Principal Facility or (b) to the redemption of debentures or to the repayment of other Superior Indebtedness of the Company or of any Restricted Subsidiary. In lieu of applying all or any part of such amount to the redemption of debentures, the Company may deliver to the Trustee debentures for cancellation and thereby reduce the amount to be applied to the redemption of debentures by an amount equivalent to the aggregate principal amount of debentures delivered.


Restrictions on Transfers of Principal Facilities

     The Indenture provides that the Company will not itself, or permit any Restricted Subsidiary to, transfer any Principal Facility to any Subsidiary which is not a Restricted Subsidiary unless it applies or commits to apply an amount equal to the fair value of such Principal Facility at the time of such transfer (i) to the acquisition or improvement of a Principal Facility or (ii) to the optional redemption of debentures or to the repayment of other Superior Indebtedness of the Company or of any Restricted Subsidiary. In lieu of applying all or any part of such amount to the redemption debentures, the Company may deliver to the Trustee debentures for cancellation and thereby reduce the amount to be applied to the redemption of debentures by the principal amount of the debentures so delivered.


Discharge

     The Indenture provides that we may terminate our obligations under the Indenture at any time by delivering all outstanding debentures to the Trustee for cancellation if we have paid all sums payable by us under the Indenture. At any time within one year before the maturity of the debentures or the redemption of all the debentures, we may terminate our substantive obligations under the Indenture, other than our obligations to pay the principal of, and interest on, the debentures, by depositing with the Trustee money or U.S. Government obligations sufficient to pay all remaining indebtedness on the debentures when due.

Merger and Consolidation

     We may not consolidate or merge with or into, or sell, lease, convey or otherwise dispose of all or substantially all of our assets to, another corporation, person or entity unless (i) we are the surviving person or the successor or transferee is a corporation organized under the laws of the United States, any state thereof or the District of Columbia, or a corporation or comparable legal entity organized under the laws of a foreign jurisdiction and whose equity securities are listed on a national securities exchange in the United States or authorized for quotation on the Nasdaq National Market, (ii) the successor assumes all our obligations under the debentures and the Indenture (except under certain circumstances, conversion obligations) and enters into a supplemental indenture and (iii) after such transaction no Event of Default exists.


Modification and Waiver

     Subject to certain exceptions, supplements of and amendments to the Indenture or the debentures may be made by us and the Trustee with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding debentures and any existing default or compliance with any provisions may be waived with the consent of the holders of a majority in aggregate principal amount of the outstanding debentures. Without the consent of any holders of the debentures, we and the Trustee may amend or supplement the Indenture or the debentures to cure any ambiguity, defect or inconsistency, to provide for the assumption of our obligations to holders of the debentures and to make certain changes with respect to conversion rights in case of a merger or acquisition otherwise in compliance with the Indenture or to make any change that does not materially adversely affect the rights of any holder of the debentures. Without the consent of the holders of each debenture affected thereby, an amendment, supplement or waiver may not (a) change the stated maturity date of the principal of, or interest on, any debenture, or adversely affect the right to convert any debenture, (b) reduce the principal amount or repurchase price of, or interest or premium, if any, on, any debenture, (c) change the currency for payment of principal of, or interest on, any debenture,
(d) impair the right to institute suit for the enforcement of any payment on or with respect to any debenture, (e) reduce the above stated percentage of outstanding debentures necessary to amend or supplement the Indenture or waive defaults or compliance or (f) modify (with certain exceptions) any provisions of the Indenture relating to modification and amendment of the Indenture or waiver of compliance with conditions and defaults thereunder.


Concerning the Trustee

     Bank One Trust Company, N.A., the Trustee under the Indenture, has been appointed by us as the initial paying agent, conversion agent and registrar ("Registrar'') with regard to the debentures. We and our subsidiaries may maintain deposit accounts and conduct other banking transactions with the Trustee or its affiliates in the ordinary course of business, and the Trustee and its affiliates may from time to time in the future provide us with banking and financial services in the ordinary course of their business.

     In case an Event of Default shall occur (and shall not be cured) and holders of the debentures have notified the Trustee, the Trustee will be required to exercise its powers with the degree of care and skill that a prudent person would exercise under the circumstances in the conduct of such person's own affairs. Subject to such provisions, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the holders of debentures, unless the holders shall have offered to the Trustee indemnity reasonably satisfactory to it.


Governing Law

     The Indenture and debentures will be governed by and construed in accordance with the laws of the State of New York, without giving effect to such State's conflicts of law principles.

Book-Entry, Delivery and Form

     We initially issued the debentures in the form of one or more global securities. The global security was deposited with the trustee as custodian for DTC and registered in the name of a nominee of DTC. Except as set forth below, the global security may be transferred, in whole and not in part, only to DTC or another nominee of DTC. You may hold your beneficial interests in the global security directly through DTC if you have an account with DTC or indirectly through organizations which have accounts with DTC. Debentures in definitive certificated form (called "certificated securities") will be issued only in certain limited circumstances described below.

     DTC has advised us that it is:

     . a limited purpose trust company organized under the laws of the State of New York;

     .  a member of the Federal Reserve System;

     . a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

     . a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act.

     DTC was created to hold securities of institutions that have accounts with DTC (called "participants") and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, which may include the initial purchasers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC's book-entry system is also available to others such as banks, brokers, dealers and trust companies (called "indirect participants") that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

     We expect that pursuant to procedures established by DTC, upon the deposit of the global security with DTC, DTC will credit on its book-entry registration and transfer system the principal amount of debentures represented by such global security to the accounts of participants. The accounts to be credited shall be designated by the initial purchasers. Ownership of beneficial interests in the global security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global security will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by DTC (with respect to participants' interests), the participants and the indirect participants. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. These limits and laws may impair the ability to transfer or pledge beneficial interests in the global security.

     Beneficial owners of interests in global securities who desire to convert their interests into common stock should contact their brokers or other participants or indirect participants through whom they hold such beneficial interests to obtain information on procedures, including proper forms and cut-off times, for submitting requests for conversion.

     So long as DTC, or its nominee, is the registered owner or holder of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the debentures represented by the global security for all purposes under the Indenture and the debentures. In addition, no beneficial owner of an interest in a global security will be able to transfer that interest except in accordance with the applicable procedures of DTC. Except as set forth below, as an owner of a beneficial interest in the global security you will not be entitled to have the debentures represented by the global security registered in your name, will not receive or be entitled to receive physical delivery of certificated securities and will not be considered to be the owner or holder of any debentures under the global security. We understand that under existing industry practice if an owner of a beneficial interest in the global security desires to take any action that DTC, as the holder of the global security, is entitled to take, DTC would authorize the participants to take such action and the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

     We will make payments of principal of premium, if any, and interest on the debentures represented by the global security registered in the name of and held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global security. Neither we, the Trustee, nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     We expect that DTC or its nominee, upon receipt of any payment of principal of, premium, if any, or interest on the global security, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of DTC or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interests in the global security held through such participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants. We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the global security for any debenture or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between DTC and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in the global security owning through such participants.

     Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

     DTC has advised us that it will take any action permitted to be taken by a holder of debentures only at the direction of one or more participants to whose account the DTC interests in the global security is credited and only in respect of such portion of the aggregate principal amount of debentures as to which such participant or participants has or have given such direction. However, if DTC notifies us that they are unwilling to be a depository for the global security or ceases to be a clearing agency or there is an event of default under the debentures, DTC will exchange the global security for certificated securities which it will distribute to its participants and which will be legended, if required, as set forth under the heading "Transfer Restrictions."

     Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in the global security among participants of DTC, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility or liability for the performance by DTC or the participants or indirect participants of their respective obligations under the rules and procedures governing their respective operations.

            DESCRIPTION OF BAXTER COMMON STOCK AND PREFERRED STOCK

     The following description of material terms of our common stock and preferred stock does not purport to be complete and is subject to, and is qualified in its entirety by reference to, our Restated Certificate of Incorporation, as amended to date and our Amended and Restated Bylaws. A copy of each of these documents is available upon request to us.

     Our Restated Certificate of Incorporation authorizes the issuance of 1,000,000,000 shares of common stock, of which 296,185,755 were outstanding on May 4, 2001.


Common Stock

  Voting Rights, Dividends, Liquidation Rights and Preemptive Rights

     The holders of common stock are entitled to one vote per share. Holders of common stock do not have cumulative voting rights and may not take action without a meeting. Subject to the preferential rights of the holders of any preferred stock, holders of common stock are entitled to receive such dividends as may be declared from time to time by our board of directors in its discretion and to the extent permitted by law. In the event of our liquidation, and after distribution in full of any preferential amount to be distributed to the holders of share of any outstanding shares of preferred stock, holders of common stock are entitled to receive pro rata all of our remaining assets of whatever kind available for distribution to stockholders. The common stock has no preemptive or other subscription rights, and there are no conversion rights or redemption provisions with respect to the common stock.


  Stockholder Nominations and Proposals

     Our bylaws provide that stockholders must follow an advance notification procedure for stockholder nominations of candidates for the board of directors and for other stockholder business to be conducted at an annual meeting. For business a stockholder wishes to bring before an annual meeting of stockholders or for nominations of persons for election to the board of directors at an annual meeting, a stockholder must deliver notice to us not less than 60 nor more than 90 days prior to the date of the anniversary of the previous year's annual meeting unless the annual meeting is advanced or delayed by more than 30 days, in which case the stockholder must deliver the notice not more than 10 days after we mailed notice of such meeting or public disclosure of the date of the annual meeting was made. These advance notification provisions in our bylaws could preclude the conduct of business at a meeting or a nomination for the election of directors if the proper procedures are not followed. Such provisions could operate to delay, defer or prevent a change in our control.


  Staggered Board

     Our board is divided into three classes, as nearly equal in number as possible. At each annual meeting of stockholders, directors elected to succeed in the class whose terms then expire are elected for three-year terms, so that the term of office of one class of directors expires each year. These staggered terms for directors will likely extend the time required to elect a majority of directors from one to two years. It would be impossible, assuming no resignations or removals of directors, for our stockholders to change a majority of the board at any annual meeting should they consider such a change desirable, unless the holders of at least two thirds of the voting stock vote to amend the certificate of incorporation.


  Vacancies

     A majority of the directors then in office may fill board vacancies and newly created directorships resulting from any increase in the size of our board of directors. This is true even if those directors do not constitute a quorum or if only one director is left in office. These provisions could prevent stockholders, including parties who want to take over or acquire us, from removing incumbent directors and filing the resulting vacancies with their own nominees.


  Special Meetings of Stockholders

     Our bylaws provide that special meetings of our stockholders may be called only by resolution of the directors or by the chairman of the board, the chief executive officer or the corporate secretary and shall be called upon the request of a majority of the directors. This provision may render it more difficult for stockholders to take action opposed by the board of directors.


  Listing, Transfer Agent

     The common stock is listed on the New York Stock Exchange. The transfer agent and registrar for the common stock is First Chicago Trust Company of New York, a division of Equiserve.


Preferred Stock and Preferred Stock Purchase Rights

  Preferred Stock

     Our Restated Certificate of Incorporation provides that the board of directors may issue an aggregate of 100,000,000 shares of preferred stock from time to time in one or more series.

     Our board of directors is authorized to determine, among other things, with respect to each additional series which may be issued:

     .  the dividend rate, conditions and preferences, if any;

     .  voting right, if any;

     . whether and upon what terms a series will be convertible into or exchangeable for shares of any other class of capital stock or other series of preferred stock;

     .  redemption rights;

     . whether a sinking fund will be provided for the redemption of a series and, if so, the terms and conditions of the sinking fund; and

     .  liquidation preferences, if any.

     With regard to dividends, redemption and liquidation preference, any particular series of preferred stock may rank junior to, on a parity with, or senior to any other series of preferred stock and common stock. The board of directors, without stockholder approval, may issue preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of common stock. The issuance of preferred stock under certain circumstances could have the effect of delaying or preventing a change of control or other corporate action.

  Preferred Stock Purchase Rights

     We have entered into a rights agreement with First Chicago Trust Company of New York, as rights agent. The rights agreement creates and specifies the terms of the preferred stock purchase rights described below. Prior to the redemption or expiration of the rights, each share of common stock issued and outstanding prior to the distribution date (as defined below) will automatically include a right (subject to adjustment). Each right entitles the registered holder to purchase from us one one-hundredth of a share of series B junior participating preferred stock at a price of $275.00 per one one-hundredth of a share, subject to adjustment. See "Series B Preferred Stock" below for a description of the material terms of the series B preferred stock.

     Until the distribution date (or earlier redemption or expiration of the rights), the rights will be transferred with and only with the common stock. The distribution date is defined as the earlier to occur of:

     . 10 days following a public announcement that a person or group of affiliated or associated persons (an "acquiring person") has acquired beneficial ownership of 15% or more of our outstanding common stock, or

     . 10 business days (or such later date as determined by our board of directors prior to the time that any person or group of affiliated persons becomes an acquiring person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of our outstanding common stock.

Until the distribution date (or earlier redemption or expiration of the rights), the surrender for transfer of any common stock certificate will also constitute the transfer of the rights associated with the common stock represented by the certificate. As soon as practicable following the distribution date, separate certificates evidencing the rights will be mailed to holders of record of the common stock as of the close of business on the distribution date and such separate right certificates alone will evidence the rights.

     The rights are not exercisable until the distribution date. The rights will expire on March 23, 2009, unless that date is extended or unless the rights are earlier redeemed or exchanged by us, in each case, as described below.

     If we are acquired in a merger or other business combination transaction or 50% or more of our consolidated assets or earning power are sold after a person or group has become an acquiring person, proper provision will be made so that each holder of a right will have the right to receive, upon exercise, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the right. If any person or group of affiliated or associated persons becomes an acquiring person, proper provision shall be made so that each holder of a right, other than rights beneficially owned by the acquiring person (which will thereafter be void), will thereafter have the right to receive upon exercise that number of shares of common stock having a market value of two times the exercise price of the right.

     At any time after any person or group becomes an acquiring person and prior to the acquisition by such person or group of 50% or more of the outstanding share of common stock, our board of directors may exchange the rights (other than rights owned by such person or group which will have become void), in whole or in part, at an exchange ratio of one share of common stock, or one one-hundredth of a share of series B preferred stock (or of a share of a class or series of our preferred stock having equivalent rights, preferences and privileges), per right (subject to adjustment).

     At any time prior to the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 15% or more of the outstanding shares of common stock, our board of directors may redeem the rights in whole, but not in part, at a price of $.01 per right. The redemption of the rights may be made effective at such time on such basis with such conditions as our board of directors in its sole discretion may establish. Immediately upon any redemption of the rights, the right to exercise the rights will terminate and the only right of the holders of rights will be to receive the $.01 per right.

     The terms of the rights may be amended by our board of directors without the consent of the holders of the rights, including an amendment to lower the threshold for exercisability of the rights. After the distribution date, the provisions of the rights agreement may be amended by our board in order to cure any ambiguity, to make changes which do not adversely affect the interests of holders of rights, or to shorten or lengthen any time period under the rights agreement. However, no amendment to lengthen any time period (including the time period relating to when the rights may be redeemed at a time when the rights are not redeemable may be made) unless such change is for the purpose of protecting, enhancing or clarifying the rights of, and/or the benefits to, the holders of rights.

     Until a right is exercised, the holder thereof, as such, will have no rights as our stockholder, including, without limitation, the right to vote or to receive dividends.


  Series B Junior Participating Preferred Stock

     Series B junior participating preferred stock purchasable upon exercise of the existing rights will be, with respect to the payment of dividends and the distribution of assets, junior to all series of any other class of our preferred stock. Each share of the series B preferred stock will be nonredeemable and will be entitled to receive a minimum preferential quarterly dividend of $5.00 per share, but will be entitled to receive an aggregate dividend of 100 times the quarterly dividend declared per share of common stock. If a liquidation occurs, the holders of the series B preferred stock will be entitled to receive minimum liquidation payment of $100 per share, but will be entitled to receive an aggregate liquidation payment equal to 100 times the payment made per share of common stock. Each share of the series B preferred stock will have 100 votes, voting together with the common stock. If any merger, consolidation or other transaction in which shares of common stock are exchanged occurs, each share of the series B preferred stock will be entitled to receive 100 times the amount and type of consideration received per share of common stock. These dividend, liquidation, voting and exchange rights are protected by customary antidilution provisions. Because of the nature of the dividend, liquidation and voting rights of the series B preferred stock, the value of the one one-hundredth interest in a share of series B preferred stock purchasable upon exercise of each right should approximate the value of one share of common stock.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion is intended to be a general summary of some of the United States federal income tax consequences of the ownership and disposition of debentures and Baxter common stock into which the debentures have been converted. Due to the complexity of the tax laws of the United States and other taxing jurisdictions, the uncertainty, in some instances, as to the manner in which such laws apply to holders, and possible changes in law, it is particularly important that each holder consult with its own tax advisor regarding the tax treatment of the ownership and disposition of debentures and common stock into which the debentures have been converted under the laws of any federal, state, local or other taxing jurisdiction.

     The discussion set forth below applies only to initial purchasers that purchase debentures at their "issue price." The "issue price" of the debentures will equal the first price at which a substantial amount of the debentures is sold for cash to the public, not including sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. This summary is based upon laws, regulations, rulings and decisions currently in effect, all of which are subject to change or differing interpretations at any time, possibly with retroactive effect. There can be no assurance that the Internal Revenue Service will not challenge one or more of the conclusions described herein, and we have not obtained, nor do we intend to obtain, a ruling from the Internal Revenue Service with respect to the United States federal income tax consequences of acquiring or holding debentures or common stock. Moreover, this summary deals only with purchasers who hold debentures or common stock into which debentures have been converted as "capital assets" within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended, (the "Code"), and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, S corporations, regulated investment companies, tax exempt investors, dealers in securities and currencies, U.S. expatriates, persons holding debentures as a position in a "straddle," "hedge," "conversion transaction," "constructive sale" or other integrated transaction for tax purposes, persons who own, directly or indirectly, 10% or more of our voting power, or U.S. holders, as defined below, whose functional currency is not the U.S. dollar. Further, this discussion does not address the consequences under United States alternative minimum tax rules, United States federal estate or gift tax laws (except as specifically described below with respect to non-U.S. holders), the laws of any U.S. state or locality, or any foreign tax laws.

     Prospective purchasers of the debentures are urged to consult their own tax advisors concerning the consequences, in their particular circumstances, of ownership and disposition of the debentures, and common stock into which the debentures have been converted, under the U.S. federal tax laws and the laws of any relevant state, local or non-United States taxing jurisdiction.

     As used herein, the term "U.S. holder" means a beneficial owner of debentures or common stock into which debentures have been converted that is, for United States federal income tax purposes:

     .    a citizen or individual resident of the United States;

     . a corporation, or other entity that has elected to be treated as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

     . an estate, the income of which is subject to United States federal income tax regardless of its source; or

     . a trust if, in general, a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have authority to control all of its substantial decisions.

     As used herein, the term "non-U.S. holder" means a beneficial owner, other than a partnership, of debentures or common stock into which debentures have been converted that is not a U.S. holder for United States federal income tax purposes.

     If a partnership, including for this purpose any entity treated as a partnership for United States tax purposes, is a beneficial owner of debentures or common stock into which debentures have been converted, the treatment of a partner in the partnership will generally depend upon the status of the partner and upon the activities of the partnership. A holder of debentures that is a partnership, and partners in such a partnership, should consult their tax advisors about the United States federal income tax consequences of holding and disposing of debentures and common stock into which debentures have been converted.


Classification of the Debentures

     We will treat the debentures as indebtedness subject to the Treasury regulations governing contingent payment debt instruments ("CPDI") for U.S. federal income tax purposes. Pursuant to the terms of the Indenture, we and each holder of the debentures agree, for United States federal income tax purposes, to treat the debentures in such a manner and to be bound by our application of those regulations to the debentures, including our determination of the rate at which interest will be deemed to accrue on the debentures for United States federal income tax purposes. The remainder of this discussion assumes that the debentures will be treated in accordance with that agreement and our determinations. However, the proper United States federal income tax treatment of a holder of a debenture is uncertain in various respects, and no assurance can be given that the IRS will not assert that the debentures should be treated differently. Such treatment could affect the amount, timing and character of income, gain or loss in respect of an investment in debentures. In particular, it might be determined that a holder should have accrued interest income at a lower rate, should not have recognized income or gain upon the conversion, and should have recognized capital gain or loss upon a taxable disposition of its debenture.


U.S. Holders

   Accrual of Interest on the Debentures

     Under the rules governing CPDIs, a United States person generally will be required to accrue interest income on the debentures, in the amounts described below, regardless of whether the U.S. holder uses the cash or accrual method of tax accounting. Accordingly, U.S. holders will be required to include interest in taxable income in each year in excess of the accruals on the debentures and in excess of any interest payments actually received in that year.

     The CPDI regulations provide that a U.S. holder must accrue an amount of ordinary interest income, as original issue discount for United States federal income tax purposes, for each accrual period prior to and including the maturity date of the debentures that equals:

     (1) the product of (i) the adjusted issue price (as defined below) of the debentures as of the beginning of the actual period; and (ii) the comparable yield to maturity (as defined below) of the debentures, adjusted for the length of the accrual period;

     (2)  divided by the number of days in the accrual period; and

     (3) multiplied by the number of days during the accrual period that the U.S. holder held the debentures.

     A debenture's issue price is the first price at which a substantial amount of the debentures is sold to the public, excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The adjusted issue price of a debenture is its issue price increased by any interest income previously accrued, determined without regard to any adjustments to interest accruals described below, and decreased by the projected amount of any payments previously made with respect to the debentures.

     Under the rules governing contingent payment debt obligations, we are required to establish the "comparable yield," and we have determined that the comparable yield for the debentures is the annual yield we would incur, as of the initial issue date, on a fixed rate nonconvertible debt security with no contingent payments, but with terms and conditions otherwise comparable to those of the debentures. Accordingly, we have determined the comparable yield to be 6.1% compounded semiannually.

     We are required to provide to U.S. holders, solely for United States federal income tax purposes, a schedule of the projected amounts of payments on the debentures. This schedule must produce the comparable yield. The projected payment schedule for the debentures includes estimates for payments of interest and an estimate for a payment at maturity taking into account the conversion feature. U.S. holders may obtain the projected payment schedule by submitting a written request for such information to: Baxter International Inc., One Baxter Parkway, Deerfield, Illinois 60015, Attention: Investor Relations.

     For United States federal income tax purposes, each U.S. holder has agreed to use the comparable yield and the schedule of projected payments in determining its interest accruals, and the adjustments thereto described below, in respect of the debentures.

     THE COMPARABLE YIELD AND THE SCHEDULE OF PROJECTED PAYMENTS ARE NOT DETERMINED FOR ANY OTHER PURPOSE OTHER THAN FOR THE DETERMINATION OF A U.S. HOLDER'S INTEREST ACCRUALS AND ADJUSTMENTS THEREOF IN RESPECT OF THE DEBENTURES FOR UNITED STATES FEDERAL INCOME TAX PURPOSES AND DO NOT CONSTITUTE A PROJECTION OR REPRESENTATION REGARDING THE ACTUAL AMOUNTS PAYABLE WITH RESPECT TO THE DEBENTURES.

     Amounts treated as interest under the CPDI regulations are treated as original issue discount for all purposes of the Code.


   Adjustments to Interest Accruals on the Debentures

     If, by reason of a resetting of the interest rate on the debentures, a U.S. holder is to receive payments with respect to the debentures that exceed the total amount of projected payments for the related period, the U.S. holder will incur a "net positive adjustment" under the CPDI regulations. Although it is not entirely clear, it is likely that the net positive adjustment will equal the present value of the remaining payments in excess of the present value of the projected payments (determined without taking into account adjustments for payments made after all remaining contingent payments on the Debentures become fixed), discounting at the comparable yield. This adjustment will be treated as additional interest in the tax year to which it relates. Conversely, if by reason of a resetting of the interest rate on the debentures, a U.S. holder is to receive payments with respect to the debentures that are less than the total amount of projected payments for the related period, the U.S. holder will incur a "net negative adjustment" under the CPDI regulations. Although it is not entirely clear, it is likely that the net negative adjustment will equal present value of the projected payments in excess of the present value of the redetermined payments (determined without taking into account adjustments for payments made after all remaining contingent payments on the Debentures become fixed), discounting at the comparable yield. This adjustment will (a) reduce the U.S. holder's interest income on the debentures for that taxable year, and (b) to the extent of any excess after the application of (a), give rise to an ordinary loss to the extent of the U.S. holder's interest income on the debentures during the prior taxable years, reduced to the extent such interest was offset by prior net negative adjustments. The CPDI regulations require that adjustments for payments made after all remaining contingent payments on the debentures become fixed be taken into account in a reasonable manner over the relevant period as an additional net positive or negative adjustment as the case may be.


   Sales, Exchange, Conversion or Redemption

     Generally, the sale, exchange, redemption or other disposition of a debenture will result in taxable gain or loss to a U.S. holder. In addition, as described above, our calculation of the comparable yield and the schedule of projected payments for the debentures includes the receipt of common stock upon conversion as a contingent payment with respect to the debentures. Accordingly, we intend to treat the receipt of our common stock by a U.S. holder upon the conversion of a debenture as a contingent payment under the CPDI regulations. As described above, holders are generally bound by our determination of the comparable yield and the schedule of projected payments. Under this treatment, a conversion will also result in taxable gain or loss to the U.S. holder. The amount of gain or loss on a taxable sale, exchange, conversion, redemption or other disposition will be equal to the difference between (a) the amount of cash plus the fair market value of any other property received by the U.S. holder, including the fair market value of any of our common stock received, and (b) the U.S. holder's adjusted tax basis in the debenture. A U.S. holder's adjusted tax basis in a debenture should generally be equal to the U.S. holder's original purchase price for the debenture, increased by any interest income previously accrued by the U.S. holder and any net positive adjustment to interest accruals described above, and decreased by the amount of any projected payments previously made on the debentures to the U.S. holder and any net negative adjustment to interest accruals described above. Gain recognized upon a sale, exchange, conversion, redemption or other disposition of a debenture will generally be treated as ordinary interest income; any loss will be ordinary loss to the extent of interest previously included in income, and thereafter, capital loss (which will be long-term if the debenture is held for more than one year). The deductibility of net capital losses by individuals and corporations is subject to limitations. All holders should consult their tax advisors regarding the treatment of capital gains and losses.

     A U.S. holder's tax basis in our common stock received upon a conversion of a debenture will equal the then current fair market value of such common stock. The U.S. holder's holding period for the common stock received will commence on the day immediately following the date of conversion.


   Dividends on Common Stock

     If a U.S. holder converts debentures into common stock, in general, distributions on the common stock that are paid out of our current or accumulated earnings and profits, as defined for United States federal income tax purposes, will constitute dividends and will be includible in income by a holder and taxable as ordinary income when received or accrued, in accordance with that holder's method of accounting for United States federal income tax purposes. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated first as a tax-free return of the U.S. holder's investment, up to the holder's basis in the common stock. Any remaining excess will be treated as capital gain.


   Constructive Dividends

     The conversion price of the debentures is subject to adjustment under certain circumstances. Under Section 305 of the Code and the Treasury Regulations issued thereunder, an adjustment in the conversion price, or the failure to make such an adjustment, may under particular circumstances be treated as a constructive taxable dividend to U.S. holders of our debentures or common stock to the extent of our current or accumulated earnings and profits. Adjustments to the conversion price made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing the dilution of the proportionate interest of a U.S. holder of debentures in our earnings and profits generally should not result in a constructive distribution where the adjustment does not compensate the U.S. holder of debentures for taxable distributions to our stockholders. However, in other circumstances, adjustments (or the failure to make adjustments) may result in a constructive distribution to U.S. holders of debentures or common stock, taxable to the holders even though they did not receive any cash or property. For example, if at any time we make a distribution of property to our stockholders that would be taxable to the stockholders as a dividend for United States federal income tax purposes and, in accordance with the anti-dilution provisions of the debentures, the conversion rate of the debentures is increased, such increase may be deemed to be the payment of a taxable dividend to holders of the debentures. Conversely, if an event occurs that dilutes the interests of holders of our debentures and the conversion price is not adjusted, the resulting increase in the proportionate interests of holders of common stock could be treated as a taxable stock dividend to the holders of our common stock.

   Backup Withholding and Information Reporting

     Non-exempt U.S. holders may be subject to information reporting with respect to certain "reportable payments," including payments of principal and interest on debentures, dividends on common stock and the proceeds of the sale or other disposition of the debentures or common stock. Non-exempt U.S. holders that are subject to information reporting and that do not provide appropriate information when requested may be subject to backup withholding at a 31% rate. U.S. holders should consult their tax advisors regarding the applicability of backup withholding.

     We will report to the U.S. holders of debentures and common stock and to the IRS the amount of any "reportable payments" for each calendar year and the amount of tax withheld, if any, with respect to such payments.


Special rules applicable to Non-U.S. Holders

     Although the following discussion applies specifically to non-U.S. holders, it is not exhaustive. The discussion preceding this section may also apply to non-U.S. holders. Non-U.S. holders should consult their own tax advisors concerning the applicability of the United States federal tax laws and the laws of any relevant state, local or non-United States taxing jurisdiction.


   Payment of Interest

     Generally, payments of interest to nonresident persons or entities are subject to a United States withholding tax at a rate of 30%, except where an applicable tax treaty provides for the reduction or elimination of such withholding tax and the recipient of the interest payments complies with all certification requirements necessary to qualify for the treaty benefit. However, payments to a non-U.S. holder of interest income that is not effectively connected with a United States trade or business will not be subject to a United States withholding tax under the "portfolio interest exemption" provided that:

     . the non-U.S. holder does not actually or constructively own (pursuant to the conversion feature of the debentures or otherwise) 10% or more of the combined voting power of all of our classes of stock entitled to vote;

     . the non-U.S. holder is not a "controlled foreign corporation" related to us actually or constructively through stock ownership; and

     . the non-U.S. holder is not a bank which acquired the debentures in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business.

     The portfolio interest exemption and several of the special rules for non-U.S. holders described below apply only if the non-U.S. holder certifies its nonresident status. A non-U.S. holder can meet this certification requirement by providing a Form W-8BEN or appropriate substitute form to us, or our paying agent. If a non-U.S. holder holds the debenture through a financial institution or other agent acting on the holder's behalf, the non-U.S. holder will be required to provide appropriate documentation to the agent. The agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries. For payments made to a foreign partnership, the certification requirements will generally apply to the partners rather than the partnership.

     We may be required to report annually to the IRS and to each non-U.S. holder the amount of interest paid to, and the tax withheld, if any, with respect to, each non-U.S. holder.

     Except to the extent that an applicable treaty otherwise provides, generally a non-U.S. holder will be taxed in the same manner as a U.S. holder with respect to interest if the interest income is effectively connected with the non-U.S. holder's conduct of a United States trade or business. A corporate non-U.S. holder may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate (or, if applicable, a lower treaty rate). Even though such effectively connected interest is subject to income tax, and may be subject to the branch profits tax, it may not be subject to withholding tax if the non-U.S. holder delivers proper certification to the payor.


  Conversion of Debentures

     In general, a non-U.S. holder will not be subject to United States federal income tax or withholding tax upon the conversion of a debenture into common stock. However, cash (if any) received in lieu of a fractional share will be subject to United States federal income tax if it is U.S. trade or business income. Cash received in lieu of a fractional share may give rise to gain that would be subject to the rules described above under "Sale, Exchange, Conversion or Redemption."

     In general, a non-U.S. holder will not be subject to United States federal income or withholding tax with respect to gain upon the disposition of debentures or common stock, unless:

     . the income or gain is "U.S. trade or business income," which means income or gain that is effectively connected with the conduct by the non-U.S. holder of a trade or business, or, in the case of a treaty resident, attributable to a permanent establishment or a fixed base, in the United States;

     . such non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met;

     . such non-U.S. holder is subject to tax pursuant to the provisions of the Code applicable to certain United States expatriates; or

     . we are, or have been at any time, within the shorter of the five year period preceding such sale or other disposition and the period the non-U.S. holder held the debenture, a United States real property holding corporation within the meaning of Section 897 of the Code. We do not believe that we are currently a "United States real property holding corporation" within the meaning of Section 897 of the Code and do not expect that we will become one in the future.

     U.S. trade or business income of a non-U.S. holder will generally be subject to regular United States income tax in the same manner as if it were realized by a U.S. holder. Non-U.S. holders that realize U.S. trade or business income with respect to the debentures or common stock should consult their tax advisers as to the treatment of such income or gain. In addition, U.S. trade or business income of a non-U.S. holder that is a non-U.S. corporation may be subject to a branch profits tax at a rate of 30%, or such lower rate provided by an applicable income tax treaty.


  Dividends

     A non-U.S. holder of our common stock will generally be subject to United States federal withholding tax at a 30% rate (or lower rate provided under any applicable income tax treaty) on distributions by us with respect to our common stock that are treated as dividends paid (and on dividends deemed paid on the debentures or common stock, as described above under "Constructive Dividends"). Except to the extent that an applicable tax treaty otherwise provides, generally a non-U.S. holder will be taxed in the same manner as a U.S. holder on dividends paid (or deemed paid) that are effectively connected with the non-U.S. holder's conduct of a trade or business in the United States, and a corporate non-U.S. holder may also be subject to a United States branch profits tax at a 30% rate or such lower rate as may be specified in an applicable income tax treaty.

  Death of a Non-U.S. Holder

     An individual who is not a citizen or resident of the United States and who holds a debenture at the time of death will not be required to include the debenture in the individual's gross estate for United States estate tax purposes, provided that interest payments with respect to such debenture would have qualified for the portfolio interest exemption described above. However, if such an individual holds our common stock, actually or beneficially, at the time of the individual's death (or previously transferred the common stock subject to certain retained rights or powers), the common stock will be included in the individual's gross estate and subject to United States federal estate tax unless otherwise provided by an applicable estate tax treaty.


  Backup Withholding and Information Reporting

     Generally, information reporting and backup withholding do not apply to payments that are subject to the 30% withholding tax on dividends or interest paid to non-U.S. holders, or to interest or dividends that are exempt from that tax by application of a tax treaty or special exception. Also, generally, if payments are made to a non-U.S. holder by a broker upon a sale of debentures or common stock, the payments will not be subject to information reporting or backup withholding. In order to avoid backup withholding, a non-U.S. holder may be required to certify the holder's foreign status. Non-U.S. holders of debentures or common stock should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of exemptions and the procedure for obtaining any available exemption.

     THE PRECEDING DISCUSSION OF CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. THE PROPER TAX TREATMENT OF A HOLDER OF DEBENTURES IS UNCERTAIN IN VARIOUS RESPECTS. ACCORDINGLY, EACH INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR AS TO PARTICULAR TAX CONSEQUENCES TO IT OF PURCHASING, HOLDING AND DISPOSING OF THE DEBENTURES AND SHARES OF OUR COMMON STOCK, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF ANY PROPOSED CHANGES IN APPLICABLE LAWS.

                            SELLING SECURITYHOLDERS


     All of the debentures, and any shares of our common stock issued upon conversion of the debentures, are being offered by the selling securityholders listed in the table below or referred to in a prospectus supplement. We issued and sold the debentures in a private placement in May 2001 to Credit Suisse First Boston Corporation, Deutsche Banc Alex. Brown Inc. and Salomon Smith Barney and the debentures were simultaneously sold by Credit Suisse First Boston Corporation, Deutsche Banc Alex. Brown Inc. and Salomon Smith Barney to the selling securityholders in exempt transactions under the Securities Act.

     No offer or sale under this prospectus may be made by a holder of the securities unless listed in the table in this prospectus or until that holder has notified us and a supplement to this prospectus has been filed or an amendment to the related registration statement has become effective, or unless it is with respect to common stock issued by us as described in the immediately preceding paragraph. We will supplement or amend this prospectus to include additional selling securityholders upon request and upon provision of all required information to us.

     The selling securityholders may offer and sell, from time to time, any or all of their debentures or common stock issued upon conversion of those debentures.

     The following table sets forth the name, principal amount of debentures and number of shares beneficially owned by the selling securityholders intending to sell the debentures or common stock and the principal amount at maturity of debentures or shares of common stock to be offered. Based on information provided to us by the applicable selling securityholder, the table also discloses whether any selling securityholder selling in connection with the prospectus or prospectus supplement has held any position or office with, been employed by or otherwise has had a material relationship with us or any of our affiliates during the three years prior to the date of the prospectus or prospectus supplement.

                       [Table to be filed by amendment.]

     We prepared this table based on the information supplied to us by the selling securityholders named in the table, and we have not sought to verify such information.

     The selling securityholders listed in the above table may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their notes or shares of our common stock since the date on which the information in the above table was provided to us. Information about the selling securityholders may change over time.

     Because the selling securityholders may offer all or some of their debentures or the shares of our common stock issuable upon conversion of the debentures from time to time, we cannot estimate the amount of the debentures or number of shares of our common stock that will be held by the selling securityholders upon the termination of any particular offering by such selling securityholder. See "Plan of Distribution."

                             PLAN OF DISTRIBUTION

     The selling securityholders intend to distribute the debentures and the shares of our common stock issuable upon conversion of the debentures from time to time only as follows (if at all) (i) to or through underwriters, brokers or dealers, (ii) directly to one or more other purchasers, (iii) through agents on a best-efforts basis; or (iv) otherwise through a combination of any such methods of sale.

     If a selling securityholder sells the debentures or shares of our common stock issuable upon conversion of the debentures through underwriters, dealers, brokers or agents, such underwriters, dealers, brokers or agents may receive compensation in the form of discounts, concessions or commissions from the selling securityholder and/or the purchasers of the debentures or shares of our common stock.

     The debentures and the shares of our common stock issuable upon conversion of the debentures may be sold from time to time (i) in one or more transactions at a fixed price or prices, which may be changed; (ii) at market prices prevailing at the time of sale; (iii) at prices related to such prevailing market prices; (iv) at varying prices determined at the time of sale; or (v) at negotiated prices.

     Such sales may be effected in transactions (i) on any national securities exchange or quotation service on which the debentures or our common stock may be listed or quoted at the time of sale; (ii) in the over-the-counter market; (iii) in block transactions in which the broker or dealer so engaged will attempt to sell the debentures or shares of our common stock issuable upon conversion thereof as agent but may position and resell a portion of the block as principal to facilitate the transaction, or in crosses, in which the same broker acts as an agent on both sides of the trade; (iv) transactions otherwise than on such exchanges or services or the over-the-counter market; (v) through the writing of options; or (vi) through other types of transactions.

     In connection with sales of the debentures or our common stock or otherwise, the selling securityholder may enter into hedging transactions with brokers-dealers or others, which may in turn engage in short sales of the debentures or our common stock in the course of hedging the positions they assume. The selling securityholder may also sell debentures or our common stock short and deliver debentures or our common stock to close out such short positions, or loan or pledge debentures or our common stock to brokers-dealers or others that in turn may sell such securities. The selling securityholder may pledge or grant a security interest in some or all of the debentures or our common stock issued upon conversion of the debentures owned by it and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the debentures or our common stock from time to time pursuant to this prospectus. The selling securityholder also may transfer and donate debentures or shares of our common stock issuable upon conversion of the debentures in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling securityholder for purposes of the prospectus. The selling securityholder may sell short our common stock and may deliver this prospectus in connection with such short sales and use the shares of our common stock covered by the prospectus to cover such short sales. In addition, any debentures or shares of our common stock covered by this prospectus that qualify for sale pursuant to Rule 144, Rule 144A or any other available exemption from registration under the Securities Act may be sold under Rule 144, Rule 144A or such other available exemption.

     At the time a particular offering of debentures or shares of our common stock issuable upon conversion thereof is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of debentures or number of shares of our common stock being offered and the terms of the offering, including the name or names of any underwriters, dealers, brokers or agents, if any, and any discounts, commissions or concessions allowed or reallowed to be paid to brokers or dealers.

     Selling securityholders and any underwriters, dealers, brokers or agents who participate in the distribution of the debentures or shares of our common stock may be deemed to be "underwriters" within the meaning of the Securities Act and any profits on the sale of the debentures or shares of our common stock by them and any discounts, commissions or concessions received by any such underwriters, dealers, brokers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.

     The selling securityholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M which may limit the timing of purchases and sales of the debentures and shares of our common stock by the selling securityholders and any other such person. Furthermore, Regulation M under the Exchange Act may restrict the ability of any person engaged in a distribution of the debentures or shares of our common stock to engage in market-making activities with respect to the debentures and shares of our common stock being distributed for a period of up to five business days prior to the commencement of such distribution. All of the foregoing may affect the marketability of the debentures and shares of our common stock and the ability of any person or entity to engage in market-making activities with respect to the debentures and shares of our common stock.

     Pursuant to the registration rights agreement entered into in connection with the offer and sale of the debentures by us, each of us on the one hand and the selling securityholders on the other hand will be indemnified by the other against certain liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith.

     We will pay the expenses of the shelf registration statement, provided that each selling securityholder will pay all fees and expenses of its own counsel and any broker's commission, agency fee or underwriter's discount or commission.

                            VALIDITY OF SECURITIES

     The validity of the debentures and the Baxter common stock issuable upon conversion will be passed upon for us by our general counsel, Thomas J. Sabatino, Jr.

                            INDEPENDENT ACCOUNTANTS

     The financial statements of Baxter International Inc. incorporated in this prospectus by reference to Baxter's Annual Report on Form 10-K for the year ended December 31, 2000, have been audited by PricewaterhouseCoopers LLP, independent accountants, as stated in their report appearing therein.

                                  PROSPECTUS
                                 $800,000,000

                                    [LOGO]

                           Baxter International Inc.
                1 1/4% Convertible Debentures due June 1, 2021

PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distributions.*

     Securities and Exchange Commission registration fee       $200,000

     Accounting fees...........................                   5,000

     Legal fees and expenses...................                   5,000

     Miscellaneous.............................                   1,000
                                                               --------
         Total............................                     $211,000
                                                               ========

   *All amounts are estimated except for the Securities and Exchange Commission registration fee. None of these expenses will be borne by the selling securityholders.

Item 15. Indemnification of Directors and Officers.

   Section 145 of the Delaware General Corporation Law (the "DGCL") provides for the indemnification of officers, directors, employees and other corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933 (the "Act"). The Registrant's Restated Certificate of Incorporation (Exhibit 4.1 hereto) provides for indemnification of the Registrant's directors, officers, employees and other agents to the extent and under the circumstances permitted by the DGCL. The Registrant has also entered into agreements with its directors and officers that will require the Registrant, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers to the fullest extent permitted by law.

Item 16. Exhibits.

   Exhibits marked with an asterisk (*) are incorporated by reference to documents previously filed by the Registrant with the Securities and Exchange Commission, as indicated. All other documents will be filed by amendment to this Registration Statement.



          Number                             Description
          ------                             -----------

          *4.1 Provisions of the Restated Certificate of Incorporation of the Registrant defining the rights of holders of Common Stock of the Registrant, filed as exhibit 3.1 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1992, (file no. 1-4448).

          *4.1A     Certificate of Elimination of Series A Jr. Participating
       Participating Preferred Stock of the Registrant filed as Exhibit 4.1A to the Registrant's Registration Statement on Form S-3 (No. 333-94889).

          *4.2 Certificate of Designation of Series A Jr. Participating Preferred Stock, filed as exhibit 4.3 to the Registrant's Registration Statement on Form S-8 (No. 33-28428).

          *4.3 Certificate of Designation of Series B Jr. Participating Preferred Stock, filed as exhibit 3.4 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1998 (file no. 1-4448).

          *4.4 Provisions of the Amended and Restated By-laws of the Registrant defining the rights of the holders of Common Stock of the Registrant, filed as exhibit 3.3 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1997 (file no. 1-4448).

          *4.5 Rights Agreement dated as of December 9, 1998 between the Registrant and First Chicago Trust Company of New York, filed as exhibit 10 to the Registrant's Current Report on Form 8-K dated December 9, 1998 (file no. 1-4448).

           4.6 Indenture dated February 7, 2001 by and among Baxter and Bank One N.A. as trustee.

           4.7      Form of Debenture (included in Exhibit 4.6).

           4.8 Registration Rights Agreement dated May 16, 2001 by and among Baxter and the initial purchasers of the Debentures.

           5 Opinion of Thomas J. Sabatino, Jr., Senior Vice President and General Counsel of Registrant.

           15       Independent Accountants' Awareness Letter

           23.1     Consent of PricewaterhouseCoopers LLP.

           23.2     Consent of Thomas J. Sabatino, Jr. (included in Exh. 5).

           24 Powers of Attorney (contained in the signature page to this Registration Statement).

           25       Form T-1 Statement of Eligibility under the Trust Indenture
       Act of 1939, as amended, of Bank One Trust Company, N.A. as trustee under the Indenture.

Item 17. Undertakings.

The Registrant hereby undertakes:

   (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration
Statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Deerfield, State of Illinois, as of August 16, 2001.

     BAXTER INTERNATIONAL INC.

By: /s/ Harry M. Jansen Kraemer, Jr.
    ---------------------------------
   Name: Harry M. Jansen Kraemer, Jr.
   Title Chief Executive Officer

     KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Harry M. Jansen Kraemer, Jr. and Thomas J. Sabatino, Jr., and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, including any filings under Rule 462 promulgated under the Securities Act of 1933, as amended, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated as of August 16, 2001.

              Signature                                     Title
              ---------                                     -----
/s/ Harry M. Jansen Kraemer, Jr.    Chairman of the Board of Directors and Chief
--------------------------------     Executive Officer
 Harry M. Jansen Kraemer, Jr.          (principal executive officer)


/s/ Brian P. Anderson               Senior Vice President and Chief Financial Officer
---------------------                (principal financial officer and principal
 Brian P. Anderson                              accounting officer)


/s/ Walter E. Boomer                             Director
--------------------
 Walter E. Boomer


/s/ Pei-yuan Chia                                Director
-----------------
 Pei-yuan Chia


/s/ John W. Colloton                             Director
--------------------
 John W. Colloton


/s/ Susan Crown                                  Director
---------------
 Susan Crown

    Signature                       Title
    ---------                       -----


/s/ Brian D. Finn                   Director
-----------------
 Brian D. Finn


/s/ Gail D. Fosler                  Director
------------------
 Gail D. Fosler


/s/ Martha R. Ingram                Director
--------------------
 Martha R. Ingram


/s/ Arnold J. Levine                Director
--------------------
 Arnold J. Levine


/s/ Thomas T. Stallkamp             Director
-----------------------
 Thomas T. Stallkamp


/s/ Monroe E. Trout                 Director
-------------------
 Monroe E. Trout, M.D.


/s/ Fred L. Turner                  Director
------------------
 Fred L. Turner

                                 EXHIBIT INDEX
                           TO REGISTRATION STATEMENT
                                  ON FORM S-3

                           BAXTER INTERNATIONAL INC.


Exhibits marked with an asterisk (*) are incorporated by reference to documents previously filed by the Registrant with the Securities and Exchange Commission, as indicated. All other documents to be filed by amendment to this Registration Statement.



Number                              Description
------                              -----------

 *4.1      Provisions of the Restated Certificate of Incorporation of
         the Registrant defining the rights of holders of Common
         Stock of the Registrant, filed as exhibit 3.1 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1992, (file no. 1-4448).

 *4.1A     Certificate of Elimination of Series A Junior Participating
         Preferred Stock of the Registrant filed as Exhibit 4.1A to the Registrant's Registration Statement on Form S-3 (No.
         333-94889).

 *4.2      Certificate of Designation of Series A Junior Participating
         Preferred Stock, filed as exhibit 4.3 to the Registrant's Registration Statement on Form S-8 (No. 33-28428).

 *4.3      Certificate of Designation of Series B Junior Participating
         Preferred Stock, filed as exhibit 3.4 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1998, (file no. 1-4448).

 *4.4      Provisions of the Amended and Restated By-laws of the
         Registrant defining the rights of the holders of Common Stock of the Registrant, filed as exhibit 3.3 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1997, (file no. 1-4448).

 *4.5      Rights Agreement dated as of December 9, 1998 between the
         Registrant and First Chicago Trust Company of New York, filed as exhibit 10 to the Registrant's Current Report on Form 8-K dated December 9, 1998, (file no. 1-4448).

4.6 Indenture dated February 7, 2001 by and among Baxter and Bank One N.A. as trustee.